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                                                                      EXHIBIT 10

                            ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT, dated as of October 17, 2003, among LifeStyle Innovations, Inc., a Nevada corporation ("LIFESTYLE"), FutureSmart Systems, Inc., a Delaware corporation and wholly owned subsidiary of LifeStyle ("FUTURESMART" or "SELLER"), and Honeywell International Inc., a Delaware corporation ("PURCHASER").

                              W I T N E S S E T H:
                               - - - - - - - - - -

         WHEREAS, Seller is engaged as of the date hereof in the business of designing, manufacturing, marketing, selling and distributing residential networking systems and equipment (collectively, the "BUSINESS"), which Business constitutes the entirety of the operations of FutureSmart, and is operated by Lifestyle and Seller entirely through FutureSmart;

WHEREAS, Seller wishes to sell the Assets and Purchaser wishes to purchase the Assets on the terms and conditions and for the consideration described in this Agreement (all defined terms in this Agreement having the meanings indicated in Article XI); and WHEREAS, Seller wishes to assign and Purchaser wishes to assume the Assumed Liabilities on the terms and conditions and for the consideration described in this Agreement; NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived herefrom, the sufficiency of which the Parties hereby acknowledge, the Parties hereto agree as follows:

                                    ARTICLE I
                                SALE AND PURCHASE

         SALE AND PURCHASE OF THE ASSETS.
         --------------------------------

Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell, and Purchaser will purchase, all of the Assets for an aggregate initial purchase price of One and One-half Million Dollars ($1,500,000.00)(the "INITIAL PURCHASE PRICE"). The Initial Purchase Price is subject to adjustment pursuant to Section 1.3 (as adjusted, the "FINAL PURCHASE PRICE").

         CLOSING.
         --------

         The closing of the transaction contemplated hereunder (the "CLOSING") will take place on the date stated in the Preamble to this Agreement (the "CLOSING DATE"). The "Effective Time" of the consummation of the transactions contemplated by this Agreement and the Closing Date shall be deemed to take place at 11:59 p.m. Eastern Standard Time on the Closing Date;

         At the Closing, Seller will convey, transfer, assign and deliver to Purchaser, free and clear of all Liens, all of Seller's right, title and interest in and to the Assets, accompanied by any necessary bills of sale, assignment agreements or other instruments of transfer reasonably requested by Purchaser;

         All amounts set forth in the Agreement shall be paid in United States Dollars. At Closing, the aggregate sum of One Million Dollars ($1,050,000.00)("ESCROW AMOUNT") shall be deposited into an escrow account, with an institution agreed to by the Seller and the Purchaser, to secure the indemnification obligations of the Seller and of LifeStyle hereunder, and subject to the Escrow Agreement as set forth in Annex A. The disbursement of the Escrow Amount shall be subject to reduction in an amount equal to any Losses (as


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defined in Sections 9.2 and 9.3 below) incurred by the Purchaser for which the
Purchaser is entitled to indemnification pursuant to Article IX, and/or in an amount equal to the Closing Deficit as defined in Section 1.3(d) below. In the event of a dispute between the Seller and/or LifeStyle, on the one hand, and the Purchaser, on the other hand, in connection with any scheduled disbursement of the Escrow Amount, the parties shall resolve such dispute pursuant to Section
10.11 hereof; and

         The remaining portion of the Initial Purchase Price, the aggregate sum of Five Hundred Thousand Dollars ($450,000.00), shall be paid by the Purchaser at the Closing by wire transfer of immediately available funds to an account or accounts previously designated by the Seller. This portion of the Initial Purchase Price shall also be available to Purchaser to secure the indemnification obligations of the Seller and of LifeStyle hereunder as set forth in the Intercreditor Agreement as set forth in Annex B.

         POST-CLOSING PURCHASE PRICE ADJUSTMENT.
         ---------------------------------------

                  (a) Within two business days after the Closing Date, Seller shall deliver to Purchaser a proposed balance sheet (the "PROPOSED CLOSING BALANCE SHEET") of the Business on a stand-alone basis as of the Closing Date reflecting only the Assets (as defined in Section 2.1 below) and the Assumed Liabilities (as defined in Section 3.1 below), prepared on a basis consistent with the principles used to prepare the Reference Balance Sheet and in accordance with GAAP consistently applied by Seller; PROVIDED, HOWEVER, for purposes of the determination of the amount of the post-Closing purchase price adjustment (i) that no Excluded Assets or Retained Liabilities shall be considered on either the Closing Balance Sheet or Reference Balance Sheet, and
(ii) that goodwill shall be deemed to have a value of zero on both the Closing Balance Sheet and the Reference Balance Sheet. Purchaser and its representatives shall be permitted full access to observe at all times the preparation of the Proposed Closing Balance Sheet and to ask questions of Seller and its representatives. The Parties shall conduct a joint physical count of the Inventories as of the Closing Date, the results of which shall be used in the preparation of the Proposed Closing Balance Sheet.

                  (b) Seller agrees to provide Purchaser and Purchaser's accountants, at no cost to Purchaser, access to any books, records and personnel of the Business retained by Seller after the Closing Date to the extent reasonably requested by Purchaser for purposes of reviewing the Proposed Closing Balance Sheet. Unless Purchaser notifies Seller in writing within thirty (30) days after receipt of the Proposed Closing Balance Sheet that it disagrees with any aspect of the Proposed Closing Balance Sheet (such notice to include all Purchaser's specific objections and reasonably detailed proposed revisions thereto and a description in reasonable detail of the basis therefor along with any relevant supporting data), the Proposed Closing Balance Sheet shall be deemed to constitute the Closing Balance Sheet (as defined below) and shall be conclusive and binding on Seller and Purchaser. If Purchaser so notifies Seller in writing within such thirty (30) day period, then Seller and Purchaser shall attempt to resolve their differences with respect thereto within fifteen (15) days after Seller's receipt of Purchaser's written notice of disagreement. Any disputes not resolved by Seller and Purchaser within such fifteen (15) day period regarding the Proposed Closing Date Balance Sheet will be resolved by a nationally recognized accounting firm to be mutually agreed upon by the Parties


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(the "FIRM"). If the Parties cannot agree on an accounting firm or if such accounting firm shall be unable or decline to act, the respective auditing firms of Seller, on the one hand, and Purchaser, on the other, shall cooperate to select an accounting firm after eliminating one accounting firm unacceptable to Seller, on the one hand, and one that is unacceptable to Purchaser, on the other. The Firm shall make a determination on the disputes so submitted as well as such modifications, if any, to the Proposed Closing Balance Sheet as reflect such determination, and the same shall be conclusive and binding upon the Parties. The determination of the Firm for any item in dispute cannot, however, be in excess of, or less than, the greatest or lowest value, respectively, claimed for that particular item in the Proposed Closing Balance Sheet prepared by Seller, in the case of Seller, or in the notice described in the second sentence of this paragraph, in the case of Purchaser. The Firm shall have no right to make any determination with respect to the undisputed portions of the Proposed Closing Balance Sheet, and no such determination with respect to the undisputed portions of the Proposed Closing Balance Sheet shall be binding on Seller or Purchaser. The Proposed Closing Balance Sheet of the Business as finally determined pursuant to the procedures set forth in this Section 1.3 is hereinafter referred to as the "CLOSING BALANCE SHEET" and the net book value of the Assets set forth on the Closing Balance Sheet are hereinafter referred to as the "FINAL NET BOOK VALUE". The fees and expenses of the Firm shall be paid equally by Seller and Purchaser.

                  (c) Not later than thirty (30) days after the engagement of the Firm (as evidenced by its written acceptance by facsimile or otherwise to the Parties), the Parties shall submit simultaneous briefs to the Firm (with a copy to the other Parties) setting forth their respective positions regarding the issues in dispute and their respective calculations of the net book value of the Assets of the Business as of the Closing Date. Rebuttal briefs shall be submitted within fifteen (15) days after the submission of the initial briefs. The Firm shall render its decision resolving the dispute within thirty (30) days after submission of the rebuttal briefs. If additional briefing, a hearing, or other information is required by the Firm, the Firm shall give notice thereof to the Parties as soon as practicable before the expiration of such thirty (30) day period, and the Parties shall promptly respond; PROVIDED, HOWEVER, that, without the written consent of Seller and Purchaser, no request for additional briefing, a hearing or other information shall act as an extension of the thirty (30) day period in which the Firm must render its decision.

                  (d) If the Final Net Book Value is less than $(784,000.00) (such deficiency, the "CLOSING DEFICIT"), then Seller shall pay to Purchaser an amount equal to the Closing Deficit, plus interest accrued thereon since the Closing Date computed using an interest rate equal to the "prime rate" as set forth in THE WALL STREET JOURNAL on the Closing Date (the "BASE RATE"), within five (5) business days of the final determination of the Closing Balance Sheet. At Purchaser's option, Purchaser may elect to receive reimbursement for any Closing Deficit determined hereunder by a reduction in the Escrow Amount pursuant to Section 1.2(c) of this Agreement.

                  (e) Payments pursuant to this Section 1.3 shall be made by wire transfer of immediately available funds in Dollars to a bank account designated in writing by Purchaser or Seller, as applicable. If at any time after Seller's delivery of the Proposed Closing Balance Sheet pursuant to
Section 1.3(a), any portion of any adjustment is in dispute between Purchaser and Seller or, if following any such dispute, the Parties resolve their difference with respect to all or any portion thereof without a determination by the Firm, Seller or Purchaser, as applicable, shall within five (5) business days pay to Purchaser or Seller, as applicable, the amount of the adjustment not previously paid by Seller or Purchaser, as applicable, and not in dispute (except to the extent the resolution of the disputed amount could affect whether the party owing any undisputed amount is obligated to pay such undisputed amount). Such payment shall be made by a wire transfer of immediately available funds in Dollars to a bank account designated in writing by Purchaser or Seller, as the case may be.

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                  (f) The purpose of this Section 1.3 is to determine the
purchase price to be paid by Purchaser under this Agreement. Accordingly, any adjustment pursuant to this Section 1.3 shall not be deemed to be an indemnification by Seller pursuant to Article IX, nor preclude Purchaser from exercising any indemnification rights pursuant to Article IX.

                                   ARTICLE II
                                PURCHASE AND SALE

         2.1 PURCHASE AND SALE. Upon the terms and subject to the conditions contained herein, except as otherwise provided in Section 2.2 hereof, at the Closing, Seller shall sell, convey, transfer and assign to Purchaser, and Purchaser shall purchase, assume and acquire from Seller, all of Seller's right, title and interest in and to all of Seller's tangible and intangible assets, properties and rights used, developed or held for use in the Business as of the Closing Date, other than the Excluded Assets (the "ASSETS"). For purposes of this Agreement, "ASSETS" shall include, but not be limited to, the following:

         (a) all cash (including without limitation cash overdrafts), cash equivalents and other similar types of investments, certificates of deposit, U.S. Treasury bills and other marketable third-party securities;

         (b) all inventory, including raw materials, work-in process, finished goods, and consignment inventories of the Business ("INVENTORY") other than Inventory disposed of after the date hereof in the ordinary course of business in accordance with Section 6.1;

         (c) all Personal Property used, developed or held for use by Seller in the conduct of the Business;

         (d) all Intellectual Property and IP License Agreements used in connection with the Business;

         (e) all rights under all Contracts, including the items listed on
Schedule 4.10(a), entered into by Seller relating to the Assets and/or the Business and in effect as of the date hereof, except (i) the Excluded Employment Contracts as sets forth in Section 3.2(b), and (ii) any contracts entered into in violation of Section 7.1(h) below (collectively, the "TRANSFERRED CONTRACTS");

         (f) all goodwill associated with the Business;

         (g) all Permits used or held for use by Seller in the conduct of the Business;

         (h) all of Seller's customer and vendor lists to the extent relating to the Business, all of Seller's files and documents (including credit information) to the extent relating to customers and vendors of the Business, and all of Seller's production data, equipment maintenance data, accounting records, inventory records, sales and sales promotional data, advertising materials, cost and pricing information, business plans, reference catalogs, information (including but not limited to design specifications) on Seller's computer systems or maintained in electronic format, and any other such data and records, in each case to the extent relating to the Business; PROVIDED, HOWEVER, that Seller shall be entitled to retain copies of any such materials which are solely necessary for, and may use such copies solely in connection with, their tax, accounting or legal purposes;

         (i) all rights of Seller pursuant to any express or implied warranties, representations or guarantees made by suppliers furnishing goods or services to the extent furnished to or on behalf of the Business;

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         (j) all of Seller's trade accounts receivable and trade notes receivable of the Business, whether recorded or unrecorded, including without limitation all such trade receivables from divisions or Affiliates of Seller, and including all bank accounts of FutureSmart for the purpose of collecting the Accounts Receivable (the "ACCOUNTS RECEIVABLE");

         (k) all of Seller's prepaid expenses and deposits relating to the Business, but only to the extent that economic value is transferred to Purchaser at Closing;

         (l) Seller's leases for real property listed on Schedule 2.1(l), and specifically excluding the San Jose Lease (the "TRANSFERRED LEASES");

         (m) all Confidentiality Agreements that have been executed by any Person in connection with Seller or any Affiliate of Seller seeking to sell FutureSmart and/or the Business;

         (n) all rights to use the FutureSmart, Future Smart and Future Proof names and trademarks, as well as the WWW.FUTURESMART.COM domain name; and

         (o) all other Assets used in connection with the Business that are not expressly indicated herein to be Excluded Assets (as defined in Section 2.2 below).

         2.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary contained in this Agreement, the following assets, properties and rights (the "EXCLUDED ASSETS") shall not be sold, assigned, transferred or conveyed to Purchaser hereunder, and such assets, properties and rights shall not be deemed Assets hereunder:

         (a) assets of employee benefit plans of Seller;

         (b) all Tax refunds (and credits) attributable to the Business for periods on or prior to the Closing Date;

         (c) all rights of Seller under this Agreement;

         (d) any employee data which relates to employees of the Business who are not transferred to Purchaser or which Seller is prohibited by law or legal agreement from disclosing or delivering to Purchaser;

         (e) all of Seller's and/or Seller's Affiliates' equity interests in any legal entity (including but not limited to any predecessor and/or subsidiary of Seller or Seller's Affiliates), including without limitation any and all shares, derivatives and/or derivative obligations of LifeStyle and/or FutureSmart;

         (f) all real property or interests in real property owned or leased by Seller other than the Transferred Leases;

         (g) all contracts, arrangements, licenses and commitments of Seller except for the Transferred Contracts (collectively, the "EXCLUDED Contracts");

         (h) all of FutureSmart's and/or LifeStyle's right, title and interest in and to any of FutureSmart's and/or LifeStyle's tangible and intangible assets, properties and rights to the extent not used, developed or held for use in the Business; and

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         (i) all claims, rights, benefits and interests arising under or resulting from any Excluded Asset or Retained Liability.

         2.3      ASSIGNMENT OF ASSETS.

         (a) Notwithstanding anything to the contrary in this Agreement, to the extent that any sale, conveyance, transfer or assignment or attempted sale, conveyance, transfer or assignment of any Asset, or any claim, right or benefit arising thereunder or resulting therefrom (collectively, the "Interests"), would constitute a violation of any applicable law or such Interest is not capable of being sold, conveyed, transferred or assigned without any Consent which has not been obtained by (or does not remain in full force and effect at) the Closing, this Agreement shall not constitute a sale, conveyance, transfer or assignment thereof, or an attempted sale, conveyance, transfer or assignment thereof, unless and until such Interest (a "RETAINED INTEREST") can be sold, conveyed, transferred and assigned in accordance with Section 2.1 without such a breach or violation of law or such Consent is obtained, at which time such Retained Interest shall be deemed to be sold, conveyed, transferred and assigned in accordance with Section 2.1 and shall cease to be a Retained Interest.

         (b) To the extent that any Interest cannot be sold, conveyed, transferred or assigned without a breach or violation of law, or any of the Consents necessary to sell, convey, transfer or assign any Interest has not been obtained (or does not remain in full force and effect) as of the Closing Date, Seller and Purchaser shall, while such Interest remains a Retained Interest, use their reasonable best efforts to (i) cooperate in any reasonable and lawful arrangements designed to provide the benefits of such Retained Interest to Purchaser, and Purchaser shall promptly pay or satisfy the corresponding liabilities and obligations to the extent Purchaser would have been responsible therefor if there had been no such breach or violation of law, or such Consent had been obtained, and such Retained Interest had been transferred to Purchaser as of the Closing, but only to the extent Purchaser obtains the benefits of such Retained Interest and (ii) enforce, at the request of Purchaser, any rights of Seller arising from such Retained Interest against the issuer thereof or the other party or parties thereto (including the right to elect to terminate any such Retained Interest in accordance with the terms thereof upon the advice of Purchaser).

         ARTICLE III
         ASSUMPTION OF LIABILITIES AND OBLIGATIONS.

         3.1 ASSUMED LIABILITIES. From and after the Closing Date, Purchaser shall, without any further responsibility of or recourse to Seller, any of its Affiliates, or any of its directors, shareholders, officers, employees, agents, consultants, representatives, successors or assigns, absolutely and irrevocably assume and be liable and solely responsible for any and all Liabilities arising from or relating to the conduct of the Business or the ownership of the Assets after the Closing Date, other than those liabilities identified herein as Retained Liabilities, including without limitation the following (the "ASSUMED LIABILITIES"):

         (a) all obligations and Liabilities related to the ownership, use, possession or condition of the Assets or operation or conduct of the Business arising after the Closing Date;

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         (b) Seller's obligations incurred in the ordinary course of business as conducted by Seller prior to the Closing Date to purchase goods and services, to the extent such obligations relate to goods and services received or to be received after the Closing Date by Purchaser, but only where there exists no breach of any such obligation as of the Closing Date;

         (c) Seller's obligations incurred in the ordinary course of business as conducted by Seller prior to the Closing Date to purchase goods and services, to the extent such obligations relate to goods and services received prior to the Closing Date, but only to the extent set forth on the Closing Balance Sheet;

         (d) Seller's obligations under the Transferred Contracts to be performed after the Closing Date, except to the extent defined as a Retained Liability in Section 3.2(j);

         (e) Seller's obligations under the Transferred Leases to be performed after the Closing Date;

         (f) all obligations and Liabilities for Taxes related to the ownership, use, possession or condition of the Assets or operation or conduct of the Business with respect to any period or part thereof commencing immediately after the Closing Date; and

         (g) all other Liabilities properly reflected on the Closing Balance Sheet according to the terms of this Agreement, but only to the extent set forth on the Closing Balance Sheet, whether or not such Liabilities were incurred or relate to activities prior to Closing.

         3.2 RETAINED LIABILITIES. Seller shall at all times, without any responsibility of or recourse to, Purchaser, any of its Affiliates or any of its directors, shareholders, officers, employees, agents, consultants, representatives, successors or assigns, absolutely and irrevocably be and shall remain solely liable and responsible for any and all Liabilities to the extent arising from or relating to the conduct of the Business or the ownership of the Assets prior to and on the Closing Date (collectively the "RETAINED LIABILITIES") unless the terms of this Agreement explicitly state that such Liability or obligation shall transfer to or be the responsibility of Purchaser. The Retained Liabilities shall also include, without limitation:

         except as specifically set forth in Section 3.1(c), all obligations and Liabilities related to the ownership, use, possession or condition of the Assets or operation or conduct of the Business arising out of any action, omission, fact, matter, event or circumstance occurring on or before the Closing Date;

         (b) Except as otherwise expressly provided in Section 7.15 below, all liabilities, obligations or responsibilities to any current or former employees of Seller and their dependents or beneficiaries relating to or arising (i) under any Plans of Seller (as defined in Section 4.13(c) below), (ii) in relation to employees not offered employment by the Purchaser, (iii) out of the employment or termination of employment of any such current or former employee with Seller,
(iv) out of the failure of any employee to accept Purchaser's offer of employment in connection with the transactions contemplated by this Agreement and (v) under all employment contracts between Seller, or an Affiliate of Seller, and any employee thereof (the "EXCLUDED EMPLOYMENT Contracts");

         (c) all intercompany payables other than intercompany trade accounts payable and trade notes payable;

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         (d) all obligations and Liabilities for Taxes related to the ownership, use, possession or condition of the Assets or operation or conduct of the Business with respect to any period or part thereof occurring on or prior to the Closing Date, or relating to the consummation of the transactions contemplated by this Agreement;

         (e) all obligations and Liabilities for any design defect or product liability including, without limitation, by operation of applicable law, in connection with any product or good of the Business manufactured by Seller on or prior to the Closing Date;

         (f) all repair, replacement and redesign obligations with respect to product warranty Liabilities relating to the Business and all Liabilities for any product recall, product liability claim, express or implied representation, warranty contract or guarantee made or allegedly made or which is imposed or allegedly imposed, including without limitation by operation of applicable law, in connection with any product or good of the Business manufactured by Seller on or prior to the Closing Date to the extent not reflected on the Closing Balance Sheet;

         (g) any Environmental, Health and Safety Liability arising out of the operation of the Business, or relating to the real property which is the subject of the Transferred Leases and/or under the terms of the Transferred Leases, arising out of any action, omission, fact, matter, event or circumstance occurring on or before the Closing Date;

         (h) all obligations and Liabilities resulting from any violation or alleged violation by Seller or any of its Affiliates of any law relating or applicable to the ownership, use or possession of the Assets or operation or conduct of the Business on or prior to the Closing Date, including but not limited to defective product laws, pricing laws, employment and labor laws and labor grievances thereunder;

         (i) all obligations and Liabilities arising from any litigation, proceeding, consent order or investigation relating to the ownership, use or possession of the Assets or operation or conduct of the Business which arises from or relates to any action, omission, fact, matter, event or circumstance occurring on or prior to the Closing Date;

         (j) Seller's obligations under the sales orders and unfilled purchase orders of the Business, the Transferred Contracts, the Transferred Leases, and other commitments of Seller constituting Assets for which Seller received the benefit on or prior to the Closing Date, and any breach thereof by any Seller on or prior to the Closing Date, as well as Seller's obligations under the Contracts described in Sections 4.10(a)(i) and 4.10(a)(v), to the extent not reflected on the Closing Balance Sheet;

         (k) Seller's obligations under the Excluded Contracts;

         (l) Seller's obligations under the San Jose Lease and under any other leases for real property other than the Transferred Leases;

         (m) all obligations and Liabilities related to the ownership, use, possession or condition of the Assets or operation or conduct of the Business arising from any infringement or any investigation of infringement of any intellectual property right or interest arising out of any action, omission, fact, matter, event or circumstance occurring on or prior to the Closing Date;

         (n) all obligations and Liabilities required to be but not reflected on the Closing Balance Sheet (as defined in Section 1.3(b) above), and with respect to matters set forth on the Closing Balance Sheet, all obligations and Liabilities for such matters in excess of the amount set forth therein;

         (o) all Indebtedness (other than any lease obligation under any capital lease of property or assets included in the Assets) of the Business or of Seller, except to the extent set forth on the Closing Balance Sheet, except that in no event shall any amount of the Secured Creditor Claims be included on the Closing Balance Sheet;

         (p) the Secured Creditor Claims;

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         (q) all obligations and Liabilities related to the ownership, use, possession or condition of the Excluded Assets; and

         (r) any claims made relating to any obligation or Liability for which Seller or one of its Affiliates has insurance coverage as of the Closing Date.

         ARTICLE IV
         REPRESENTATIONS AND WARRANTIES OF THE SELLER

         Seller represents and warrants to Purchaser as of the date hereof and as of the Closing Date as follows:

         4.1 CORPORATE STATUS, AUTHORITY AND DUE EXECUTION.

         Seller is a legal entity duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority to own the Assets, to operate the Business and to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Seller. The Assets constitute all or substantially all of the assets of FutureSmart, but do not constitute all or substantially all of the assets of LifeStyle. Seller is duly qualified to transact business in any jurisdiction where the ownership of the Assets and the conduct of the Business require it to be so qualified, except where the failure to be so qualified would not be material.

         (b) This Agreement has been duly executed and delivered by Seller, and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that (i) such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (ii) specific performance may not be available in certain jurisdictions outside the United States (the foregoing clauses (i) and (ii), collectively, the "ENFORCEABILITY EXCEPTIONS"). As of the Closing Date, each of the documents delivered by Seller at Closing pursuant to Section 8.3 hereof will have been duly and validly executed and delivered by Seller and will be enforceable against Seller in accordance with its terms, except to the extent of the Enforceability Exceptions.

         4.2 NO CONFLICTS, CONSENTS AND APPROVALS, ETC.

         (a) Except as set forth on Schedule 4.2, the execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated hereby, do not and will not conflict with, contravene, result in a violation or breach of or default (with or without the giving of notice or the lapse of time or both), or result in the creation of any Lien upon any of the properties or assets of Seller under:

                  any provision of the charter, by-laws or any other formative document of Seller;

                  any statute, rule or regulation or judgment, order or decree of any court or other Governmental Authority or Permit applicable to Seller or any of its properties or assets; or

                  any contract, agreement, or other instrument to which Seller is a party or by which its properties or assets may be bound,

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except, in the case of clauses (ii) and (iii), for conflicts, violations, breaches and defaults that, individually and in the aggregate, would not impair the ability of Seller to perform its obligations hereunder.(b) Except as set forth on Schedule 4.2, no Consent or filing with any Governmental Authority is required on the part of Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         4.3 TITLE TO ASSETS. Seller has good and marketable title to the Assets and full legal right and power to transfer and deliver the Assets to Purchaser in the manner contemplated by this Agreement; upon delivery of the Assets against payment therefor pursuant to the terms of this Agreement, Purchaser will receive good and marketable title thereto, free and clear of all Liens and rights of others of any kind, except for the Permitted Liens. Schedule 4.3 sets forth all Liens of the Business and of FutureSmart except for the Permitted Liens.

         4.4      FINANCIAL STATEMENTS.

         (a) Seller has delivered to Purchaser an audited consolidated statement of income, audited consolidated statement of cash flow and audited consolidated balance sheet of FutureSmart for the period ended December 31, 2002, and an unaudited consolidated statement of income, unaudited consolidated statement of cash flow and unaudited consolidated balance sheet of FutureSmart for the nine-month period ended September 30, 2003, together with the notes thereto (the "FINANCIAL STATEMENTS"). Schedule 4.4 sets forth (i) a balance sheet for the Business (the "REFERENCE BALANCE SHEET") that includes only the Assets and the Assumed Liabilities as of September 30, 2003 and does not reflect any liability or reserve for income taxes; and (ii) notes to the Reference Balance Sheet reflecting the basis of preparation thereof and any deviation from GAAP.

         (b) The Financial Statements and the Reference Balance Sheet have been prepared in accordance with GAAP consistently applied throughout the periods indicated. The Reference Balance Sheet presents fairly in all material respects the financial condition and results of operations of the Business on a stand-alone basis, and the Financial Statements present fairly in all material respects the financial condition, results of operations and consolidated financial position of FutureSmart, in each case at the respective dates and for the respective periods indicated, except in each case as noted in Schedule 4.4, and are correct, complete and consistent with the financial books and records of Seller and the Business (which books and records are correct and complete).

         4.5 ABSENCE OF UNDISCLOSED LIABILITIES. With respect to the Business, there is no Indebtedness of the Business, and there are no other liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability or obligation, except (a) as set forth on Schedule 4.5, (b) as disclosed and reserved against in the Financial Statements or notes thereto and
(c) for liabilities or obligations that were incurred in the ordinary course of business since September 30, 2003 and that are immaterial in amount.

         4.6 ABSENCE OF CHANGES. Except as set forth on Schedule 4.6, other than in connection with the transactions contemplated by this Agreement, since September 30, 2003, the Business taken as a whole has been conducted in the ordinary course consistent with past practice, there has been no Material Adverse Effect, and neither Seller, nor any Affiliate of Seller, has:

         (a) with respect to the Business incurred any material liabilities or obligations, except liabilities and obligations incurred in the ordinary course of business;

         (b) mortgaged, pledged or subjected to any Lien any of the Assets, except for Permitted Liens;

         (c) with respect to the Business incurred capital expenditures in excess of $10,000 and/or not in the ordinary course of business;

         (d) disposed or agreed to dispose of any of the assets of Seller, except in the ordinary course of business; canceled or forgiven any debts or claims of the Business;

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         materially increased the compensation of any officer or employee of the
Business;

         made any change in any method of accounting or accounting practice with respect to the Business;

         incurred any damage, destruction or other casualty, loss (whether or not covered by insurance) which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect on the Business; or

         entered into any agreement to take any of the actions described in clauses (a) through (h) above.

         4.7 GOVERNMENTAL AUTHORIZATIONS; COMPLIANCE WITH LAW.

         (a) With respect to the Business and the Assets, Seller and its Affiliates are in material compliance with all applicable laws, rules, regulations, judgments, orders, decrees and Permits. Except as set forth on
Schedule 4.7(a), there have been no outstanding orders, judgments or decrees issued by, and there has been no receipt by Seller or any Seller Affiliate of any notice alleging any defaults or violations of law from, any Governmental Authority with respect to the Business or the Assets.

         (b) Seller holds all Permits. Schedule 4.7(b) sets forth a list of all Permits as of the date of this Agreement.

         (c) Except as set forth on Schedule 4.7(c), there are no pending or, to the knowledge of Seller, threatened, proceedings with any Governmental Authority that may result in the revocation, cancellation or suspension or any modification of any Permit.

         (d) Except as set forth on Schedule 4.7(d), all of the Permits are assignable and at the Closing will be assigned to Purchaser, and no Consents are required for such assignment.

         (e) The sale of the Assets and the Business hereunder will not result in a material default under, or the termination of, any Permit.

         4.8 LITIGATION. Except as set forth on Schedule 4.8, there is no action, claim, suit or proceeding pending or, to the knowledge of Seller, threatened against Seller or any of its Affiliates with respect to the Business and there is no investigation by any Governmental Authority pending or, to the knowledge of Seller, threatened against Seller, or any of its Affiliates with respect to the Business.

         4.9 REAL PROPERTY.

         (a) Schedule 4.9(a) lists all real property leased by Seller in connection with the Business (the "LEASED REAL PROPERTY") and all real property leases and subleases relating to the Leased Real Property (the "LEASES").

         (b) The Leased Real Property, together with easements appurtenant to such real property, include all of the real property used or held for use in connection with or otherwise required to carry on the Business taken as a whole.

         (c) Seller has a valid leasehold estate in each of the Transferred Leases, in each case free and clear of all Liens, except Permitted Liens.

         (d) Seller has delivered to Purchaser correct and complete copies of the Transferred Leases. Except as set forth on Schedule 4.9(d):

                  each Transferred Lease is a legal, binding and enforceable obligation against Seller, and Seller is not, and to the knowledge of Seller, no other party is, in default in any material respect under any such Transferred Lease;

                  each Transferred Lease grants the tenant under such Transferred Lease the exclusive right to use and occupy the premises and rights demised and intended to be demised thereunder;

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

                  Seller enjoys peaceful and undisturbed possession under the Transferred Leases;

                  no condition exists which with notice or lapse of time or both would constitute a default by Seller under any Transferred Lease;

                  Seller has not subleased, assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any of its interests in the Transferred Leases; and

                  except as set forth on Schedule 4.9(d), the consummation of the transactions contemplated hereby will not result in the loss or impairment of any rights of the Business to use any of the premises demised under the Transferred Leases or give rise to a right of any party thereto to cancel, modify, amend, accelerate or terminate.

         (e) Seller has not received written notice of any proceeding in eminent domain or other similar proceeding materially affecting any premises demised under any Transferred Lease. There exists no writ, injunction, decree, order or judgment outstanding relating to the ownership, lease, use, occupancy or operation by any Person of the premises demised under the Transferred Leases.

         (f) To the knowledge of Seller, the premises demised under the Transferred Leases and the operations of the Business on such properties do not violate any applicable building code, zoning requirement or classification. The use and operation of such properties in the conduct of the Business, as currently conducted, do not violate any instrument of record or agreement affecting such property. There is no violation of any covenant, condition, restriction, easement or agreement or order of any Governmental Authority that affects such properties or the ownership, operation, use or occupancy thereof.

         4.10 CONTRACTS.

         (a) Schedule 4.10 lists all agreements, contracts, purchase orders and commitments ("CONTRACTS") of the following types to which Seller or any Affiliate of Seller is a party or by which Seller, or any of Seller's Assets is bound as of the date of this Agreement, relating to the Business (other than Leases, IP License Agreements and labor or employment-related agreements, which are provided for in Sections 4.9, 4.11 or 4.13, respectively) including without limitation:

                  (i) loan agreements, notes, mortgages, indentures, security agreements, and/or any guarantees of the obligations of LifeStyle, any other Affiliate of Seller, or any third party;

                  (ii) joint venture and limited partnership agreements;

                  (iii) contracts and other instruments and arrangements for the purchase by Seller of materials, supplies, products or services, and contracts, agreements and other instruments in connection with the Business or arrangements for the sale or provision by Seller of materials, supplies, products or services in connection with the Business (including, distribution and marketing agreements), in each case, (A) not terminable on notice of 120 days or less without penalty, and (B) under which the amount that would reasonably be expected to be paid or received by Seller exceeds $10,000 per annum or $50,000 in the aggregate;

                  (iv) contracts prohibiting or restricting Seller's use of the Assets or conduct of the Business to compete with any Person, engage in any business or operate in any geographical area;

                  (v) stock purchase agreements, asset purchase agreements and other acquisition or divestiture agreements relating to the acquisition, lease or disposition of FutureSmart or any of the Assets (other than in the ordinary course of business), in each case (A) which was entered into after January 1, 2001, or (B) under which Seller or any Affiliate of Seller has any executory indemnification or other material obligations;


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

                  (vi) any contract entered into other than in the ordinary course of business involving aggregate payments in excess of $10,000, to be made by or to Seller in connection with the Business after the date of this Agreement;

                  (vii) contracts of Seller pertaining to the Business or the Assets with any Affiliate of Seller or any of their officers, directors, shareholders or members;

                  (viii) contracts of Seller with any sales representative, manufacturer representative or other third party who performs services in connection with the Business;

                  (ix) settlement agreements to which Seller or any Affiliate of Seller is a party entered into in connection with the conduct of the Business or the ownership of the Assets; and

                  (x) contracts that are or could be material to the Business, including but not limited to any OEM relationships of the Business.

         (b) Seller has delivered to Purchaser complete and correct copies of the Contracts as in effect on the date of this Agreement.

         (c) Each Contract is a legal, binding and enforceable obligation, and to the knowledge of Seller, neither Seller, nor any Affiliate of Seller, nor any other party to any Contract is, in default in any material respect under any such Contract.

         (d) No condition exists which with notice or lapse of time or both would constitute a material default by Seller under its Contracts.

         (e) Except as set forth on Schedule 4.10(e), the consummation of the transactions contemplated hereby will not result in the loss or impairment of any rights under the Contracts or give rise to a right of any party thereto to cancel, modify, amend, accelerate or terminate, nor will such consummation require the Consent of any third party in respect of any Contract.

         4.11 INTELLECTUAL PROPERTY.

         (a) Schedule 4.11 sets forth, for the following Intellectual Property owned by Seller and used or held for use in the Business, a complete and accurate list as of the date of this Agreement of all U.S. and foreign: (i) patents, patent applications, invention registration and invention disclosures;
(ii) trademark and service mark registrations (including Internet domain name registrations), trademark and service mark applications and common law trademarks; (iii) copyright registrations and applications; (iv) trade secrets; and (v) mask work registrations and applications, as well as all other technology and software that is material to the Business (but not including commercial, off-the-shelf software used in the ordinary course).

         (b) Seller owns all right, title and interest in and to the Intellectual Property, and the Intellectual Property is free and clear of all Liens (but not including commercial, off-the-shelf software used in the ordinary course).

         (c) Schedule 4.11 lists as of the date of this Agreement all agreements relating to any Intellectual Property to which Seller, or any Affiliate of Seller on behalf of the Business, is a party or is otherwise bound (collectively, the "IP LICENSE AGREEMENTS").

         (d) Except as set forth in Schedule 4.11:

                  (i) no claims, or to the knowledge of Seller, threats of claims, have been asserted by any third party against Seller or any Affiliate of Seller related to the use in the conduct of the Business of such third party's intellectual property rights or challenging or questioning the validity or effectiveness of any IP License Agreement, and, to the knowledge of Seller, the use of the Intellectual Property in the conduct of the Business does not infringe, misappropriate or violate any valid and asserted intellectual property rights of any third party;

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

                  (ii) Seller has not received any written claim from a third party asserting that Seller is not the sole and exclusive owner of all right, title and interest in and to the Intellectual Property;

                  (iii) Seller has no obligation to indemnify any third party for any claims of any infringement, misappropriation or violation relating to any intellectual property right;

                  (iv) no claims, demands or proceedings are pending charging any third party with infringement, misappropriation, dilution or violation of any Intellectual Property owned by Seller, and to the knowledge of Seller, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by Seller,

                  (v) no settlement agreements, consents, judgments, orders, forbearance to sue or similar obligations limit or restrict any rights of Seller in and to any Intellectual Property;

                  (vi) each IP License Agreement is a valid and binding obligation of Seller, enforceable in accordance with its terms, and to the knowledge of Seller no event or condition has occurred that will result in a material violation or breach of, or constitute a default by Seller under any such IP License Agreement;

                  (vii) no condition exists which with notice or lapse of time or both would constitute a default by Seller under any IP License Agreement;

                  the consummation of the transactions contemplated hereby will not result in the loss or impairment of any rights of the Business to own or use any of the Intellectual Property or give rise to a right of any party thereto to cancel, modify, amend, accelerate or terminate, nor will such consummation require the Consent of any third party in respect of any Intellectual Property (but not including commercial, off-the-shelf software used in the ordinary course); and

                  no facts exist that could reasonably be expected to serve as the basis for litigation against Seller, any Affiliate of Seller, or their present or former directors, officers or employees, affecting, involving, or relating to any third-party intellectual property.

         (e) The Intellectual Property shall, at the Closing, include such intellectual property rights as are sufficient to operate the Business as conducted at the Closing.

         4.12 TAXES. Except as set forth on Schedule 4.12:

         (a) All Returns required to be filed by or with respect to Seller on or prior to the Closing Date, to the extent relating to the Business, have been filed (or will have been filed prior to the Closing Date).

         (b) Except for Taxes disclosed, reflected or reserved against in the Financial Statements or notes thereto, all Taxes relating to the Business due and payable by Seller prior to the Closing Date have (or by the Closing Date will have) been duly paid.

         (c) All Employment and Withholding Taxes required to be withheld or paid prior to the Closing Date have (or by the Closing Date will have) been duly paid to the proper Governmental Authority or properly set aside in accounts for such purpose.

         (d) Purchaser will not be required to deduct and withhold any amount pursuant to section 1445(a) of the Code upon the transfer of the Assets to Purchaser under this Agreement.

         (e) None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Code Section 280G.

         (f) None of the Assets (i) is property that is required to be treated as owned by another person pursuant to the "safe harbor lease" provisions of the former Section 168(f)(8) of the Code, (ii) is "tax-exempt use property" within the meaning of Code Section 168(h), or (iii) directly or indirectly secures any debt the interest on which is tax-exempt under Code Section 103(a).

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

4.13     EMPLOYMENT AND BENEFITS, ETC.

         (a) Schedule 4.13(a) sets forth a true, correct and complete list of the following:

                           (i) All arrangements, written or oral, which compel
                  the employment of any person in the status of "employee" by Seller with respect to the Business ("EMPLOYEES");

                           (ii) Separately by location, the names, job titles,
                  dates of birth, dates of service with the Seller, and current salary or wage rates of all of the Employees and their hourly or yearly salary, together with a summary of all bonus, incentive compensation or other additional compensation or similar benefits paid to such persons for the 2002 calendar year and estimated for the 2003 calendar year; and

                           (iii) Separately by location, the names, job titles
                  and current salary or wage rates of all independent contractors, including any consultants, and leased employees who perform services for the Business.

         (b) Except as set forth on Schedule 4.13(b), (i) there have been no union organizing efforts with respect to the Business conducted within the last five years and there are none now being conducted; (ii) during the five years prior to the date of this Agreement there has not been, nor, to the best of Seller's knowledge after due inquiry, is there now threatened, a strike, work stoppage, work slowdown or other material labor dispute with respect to, or affecting, the Business; (iii) no Employee is represented by any union or other labor organization; (iv) there is no charge or complaint, including any unfair labor practice charge or any claim of discrimination, which is pending with any governmental agency, commission, or court, to the best of Seller's knowledge after due inquiry, threatened against Seller relating to any of the Employees; and (v) there is no commitment or agreement to increase wages or modify the terms and conditions of employment of any Employee. Seller has provided Purchaser with copies of any collective bargaining agreement or other agreement with any union or other labor organization representing any Employee.

         (c) Schedule 4.13(c) sets forth a true, correct and complete list of all of (i) the employee benefit plans, arrangements or policies (whether or not written, whether U.S. or foreign, and whether or not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including, without limitation, any stock option, stock purchase, stock award, retirement, early retirement, pension, deferred compensation, profit sharing, savings, incentive, bonus, health, dental, hearing, vision, drug, life insurance, cafeteria, flexible spending, dependent care, fringe benefit, vacation pay, holiday pay, disability, sick pay, workers compensation, unemployment, severance pay, retirement or termination indemnity, employee loan, educational assistance plan, policy or arrangement, and (ii) any employment, indemnification, consulting or severance agreement, in each case, maintained, contributed to or to which there is (or, during the six year period ending on the Closing Date, was) an obligation to contribute to by Seller or any entity that is or was a member of a controlled group with, under common control with, or otherwise required to be aggregated with, Seller as set forth in Section 414(b), (c) or
(m) of the Code (an "ERISA Affiliate" ) for any current or former Employee (collectively, the "PLANS").

         (d) Seller has delivered to Purchaser a complete and current copy of each Plan document or a written description of any unwritten plan; the most recent summary plan description for any Plan; and any employee handbook applicable to current or former Employees.

         (e) Except as set forth on Schedule 4.13(e):

                           (i) Seller has not communicated to current or former
                  Employees, or formally adopted or authorized, any additional Plan or any change in or termination of any existing Plan.

                           (ii) Each Plan has been operated and administered in
                  accordance with its terms, the terms of any applicable collective bargaining agreement, and all applicable laws.

                           (iii) Each "group health plan" subject to the
                  continuation coverage requirements of Section 4980B of the Code and Part 6 of Title I of ERISA ("COBRA") which is maintained by Seller has been operated and administered in accordance with such requirements.

         (f) Except for COBRA coverage required under Section 4980B of the Code and Part 6 of Title I of ERISA, or applicable state law, there are no obligations under any Plan to provide welfare benefits after termination of employment.

         (g) Each Plan that is intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, (i) has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and nothing has occurred since the date of such determination letter that could adversely affect such qualification or tax-exempt status, and (ii) has been timely amended and restated for "GUST" and has received a determination letter from the Internal Revenue Service that such Plan as amended and restated continues to be qualified under section 401(a) of the Code or has been submitted to the Internal Revenue Service for a determination as to its qualified status after such amendment and restatement. For purposes of the preceding sentence, "GUST" shall collectively refer to the changes affecting qualified retirement plans made by the Uruguay Round Agreements Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayers Relief Act of 1997, the Internal Revenue Service Restructuring and Reform Act of 1998 and the Community Renewal Tax Relief Act of 2000.

         (h) No Plan is currently under governmental investigation or audit, and to the best of Seller's knowledge after due inquiry, no such investigation or audit is contemplated or under consideration.

         (i) None of the Assets is subject to a lien under ERISA or the Code.

         (j) To Seller's knowledge, no event has occurred and no condition exists that could subject Purchaser or any of its employees, officers, directors, agents or affiliates to any tax, fine, penalty or other liability (including, but not limited to Title IV of ERISA) arising under, or with respect to, the employment or termination of employment of any current or former Employee, any current or former Plan, or any employee benefit plan of any entity that is or was a member of a controlled group with, under common control with, or otherwise required to be aggregated with, Seller as set forth in Section 414(b), (c) or (m) of the Code.

         (k) No Plan is a "multiemployer plan" within the meaning of Section 3(37)(A) of ERISA, and Seller does not have any outstanding liability with respect to any such plan (contingent or otherwise).

         4.14 ENVIRONMENTAL MATTERS. Except as set forth on Schedule 4.14:

         (a) Seller is in compliance with all applicable Environmental Laws and Occupational Safety and Health Laws;

         (b) Seller has obtained, and are in compliance with, all permits and authorizations required under applicable Environmental Laws and Occupational Safety and Health Laws required for the operation of the Business;

         (c) Seller has not received from any Governmental Authority any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding compliance with applicable Environmental Laws concerning operation of the Business or any Leased Real Property, other than matters that have been resolved or that are no longer outstanding;

         (d) no judicial proceeding or governmental or administrative action is pending, or to Seller's knowledge, threatened, under any applicable Environmental Law or Occupational Health and Safety Law pursuant to which Seller have been named as a party;

         (e) Seller has not entered into any agreement with any Governmental Authority pursuant to which Seller has assumed responsibility for the remediation of any condition resulting from the release or threatened release of Hazardous Substances;

         (f) all environmental, health and safety site assessments, compliance audits and similar environmental reports relating to environmental conditions of the Leased Real Properties or of any property previously owned or operated by the Business have been delivered to Purchaser; and

         (g) notwithstanding any of the representations and warranties contained elsewhere in this Agreement, environmental, health and safety matters are governed exclusively by this Section 4.14.

         4.15 SUPPLIERS AND CUSTOMERS. Schedule 4.15 sets forth the ten largest suppliers and ten largest customers of the Business based on aggregate value of products and services purchased or supplied, as the case may be, for the 12-month period ended September 30, 2003. To the knowledge of Seller, none of such suppliers and customers has ceased, or given notice to Seller of any intention to cease, to supply or purchase products and services from the Business.

         4.16 PERSONAL PROPERTY AND INVENTORY. Seller's Personal Property has been maintained in accordance with normal industry practice and is suitable for the purposes for which it is presently used. The Inventory, except for obsolete items which have been fully written off or adequately reserved for (and which will be reflected on the Closing Balance Sheet), consists of items of a quantity and quality currently good, usable and merchantable and saleable in the ordinary course of the Business as currently conducted by Seller, without markdown or discount. Inventory is recorded on the books and records of the Business, and will be recorded on the Closing Balance Sheet, in accordance with GAAP at the lower of cost or market value. Schedule 4.16 sets forth true, correct and complete lists of all slow moving and obsolete raw materials, and finished goods.

         4.17 SUFFICIENCY OF ASSETS; INTERCOMPANY SERVICES. The Assets constitute all of the assets used, developed or held for use in the Business, except for (i) assets set forth on Schedule 4.17 and the Excluded Assets, and
(ii) dispositions in the ordinary course of business and are sufficient to permit Purchaser to conduct the Business after the Closing Date substantially as conducted by Seller prior thereto. None of the Assets are held by any entity other than Seller, and there are no assets used or held for use in the Business owned by LifeStyle or any affiliate of LifeStyle and/or FutureSmart other than Seller. Schedule 4.17 sets forth all services provided in the twelve months ended September 30, 2003 by any Affiliate of Seller to the Business, or provided by the Business to any Affiliate of Seller.

         4.18 ACCOUNTS RECEIVABLE; ACCOUNTS PAYABLE. All Accounts Receivable reflected on the books and records of the Business, and which will be reflected on the Closing Balance Sheet, represent or will represent valid obligations arising from sales made or services performed by the Business in the ordinary course of business and are not subject to any offset. All such Accounts Receivable will, as of the Closing Date, be current and collectible in full net of the reserves therefor reflected on the Closing Balance Sheet. Schedule 4.18 contains a true, correct and complete list and aging report of all Accounts Receivable as of the last day of the month immediately preceding the date hereof. All accounts payable reflected on the books and records of the Business, and which will be reflected on the Closing Balance Sheet, represent or will represent valid obligations arising from purchases made or services received by the Business in the ordinary course of business. All such accounts payable will be current as of the Closing Date except to the extent subject to a BONA FIDE dispute with the obligee thereof. Schedule 4.18 contains a true, correct and complete list and aging report of all accounts payable as of the last day of the month preceding the date hereof.

         4.19 FOREIGN CORRUPT PRACTICES ACT. Seller has not at any time made or committed to make any payments for illegal political contributions or made any bribes, kickback payments or other illegal payments in connection with the conduct of the Business. With respect to the Business, Seller has not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for governmental office (or any Person that Seller knows or has reason to know, will offer anything of value to any governmental official, political party or candidate for political office), such that Seller has violated the Foreign Corrupt Practices Act of 1977, as amended from time to time, and all applicable rules and regulations promulgated thereunder. There is not now nor has there ever been any employment with respect to the Business by Seller of any governmental or political official in any country while such official was in office.

         4.20 WARRANTY AND RELATED MATTERS. Except as disclosed on Schedule 4.20, there are no existing or, to the knowledge of Seller, threatened product liability, warranty or other similar material claims against Seller or any Affiliate of Seller for products or services of the Business which are defective or fail to meet any product or service warranties. Seller has not received any statements, citations or decisions or orders by any Governmental Authority stating that any product manufactured, sold, designed, marketed or distributed at any time by the Business ("PRODUCTS"), is defective or unsafe or fails to meet any product warranty or any standards promulgated by any such Governmental Authority. Except as set forth on Schedule 4.20, there is no (i) material latent or overt design, manufacturing or other defect in any Product or (ii) material Liability for warranty claims or returns with respect to any Product. None of the Products has been subject to recall. All Products sold by the Business comply in all material respects with all industry and trade association standards and legal standards applicable to such Products, including, without limitation, consumer product, manufacturing, labeling, quality, purity and safety laws of the United States and each state in which the Business sells the Products and each other jurisdiction (including foreign jurisdictions) in which the Business sells the Products. No claim has been asserted against Seller for renegotiation or price redetermination of any Business transaction, and to the knowledge of Seller, there are no facts upon which any such claim could be based.

         4.21 INSURANCE. The physical properties relating to the Business and the other Assets are insured to the extent disclosed on Schedule 4.21. Such insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and Seller is in compliance in all material respects with the terms thereof. To the knowledge of Seller, such insurance is adequate and customary for the Business and is sufficient for compliance with all requirements of applicable laws. No notice of cancellation or non-renewal of any such policies or binders has been received by Seller, nor, to the knowledge of Seller, is any cancellation or non-renewal threatened.

         4.22 EQUITY AND DEBT INTERESTS. Except as set forth on Schedule 4.22, the Assets do not include any equity or debt interest in any domestic or foreign legal entity.

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         4.23 BROKERS. Except as set forth on Schedule 4.23, all negotiations relating to this Agreement and the transactions contemplated by this Agreement have been carried out without the intervention of any Person acting on behalf of Seller in such manner as to give rise to any valid claim against Purchaser for any brokerage or finder's commission, fee or similar compensation.

         4.24 NO MATERIAL OMISSIONS. Neither this Agreement, including the Schedules hereto, nor any certificate of Seller contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made, in light of the circumstances in which they are made, not misleading.

                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF LIFESTYLE

         Lifestyle represents and warrants to Purchaser as of the date hereof and as of the Closing Date as follows:

         5.1 CORPORATE STATUS, AUTHORITY AND DUE EXECUTION.

         LifeStyle is a legal entity duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery by LifeStyle of this Agreement and the consummation by LifeStyle and FutureSmart of the transactions contemplated hereby have been duly authorized by all necessary action on the part of LifeStyle and FutureSmart, including obtaining the approval and authorization of the Board of Directors of LifeStyle. The Assets constitute all or substantially all of the assets of FutureSmart, but do not constitute all or substantially all of the assets of LifeStyle.

         (b) This Agreement has been duly executed and delivered by LifeStyle, and constitutes the legal, valid and binding obligation of LifeStyle, enforceable against it in accordance with its terms, except to the extent that
(i) such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (ii) specific performance may not be available in certain jurisdictions outside the United States (the foregoing clauses (i) and (ii), collectively, the "ENFORCEABILITY EXCEPTIONS"). As of the Closing Date, each of the documents delivered by LifeStyle and FutureSmart at Closing pursuant to Section 8.3 hereof will have been duly and validly executed and delivered and will be enforceable against LifeStyle and/or FutureSmart in accordance with its terms, except to the extent of the Enforceability Exceptions.

         5.2 NO CONFLICTS, CONSENTS AND APPROVALS, ETC.

         (a) Except as set forth on Schedule 5.2, the execution, delivery and performance of this Agreement by LifeStyle, and the consummation of the transactions contemplated hereby, do not and will not conflict with, contravene, result in a violation or breach of or default (with or without the giving of notice or the lapse of time or both), or result in the creation of any Lien upon any of the properties or assets of LifeStyle under:

                  any provision of the charter, by-laws or any other formative document of LifeStyle;

                  any statute, rule or regulation or judgment, order or decree of any court or other Governmental Authority or Permit applicable to LifeStyle or any of its properties or assets; or

                  any contract, agreement, or other instrument to which LifeStyle is a party or by which its properties or assets may be bound,

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

except, in the case of clauses (ii) and (iii), for conflicts, violations, breaches and defaults that, individually and in the aggregate, would not impair the ability of LifeStyle to perform its obligations hereunder.

         (b) Except as set forth on Schedule 5.2, no Consent or filing with any Governmental Authority is required on the part of LifeStyle in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         5.3 ABSENCE OF UNDISCLOSED LIABILITIES. To the knowledge of LifeStyle, with respect to the Business, there is no Indebtedness of the Business, and there are no other liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability or obligation, except (a) as set forth on Schedule 5.3, (b) as disclosed and reserved against in the Financial Statements or notes thereto and (c) for liabilities or obligations that were incurred in the ordinary course of business since September 30, 2003 and that are immaterial in amount.

                                   ARTICLE VI
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Purchaser represents and warrants to Seller as follows:

         6.1 CORPORATE STATUS AND AUTHORITY.

         (a) Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has the corporate power and authority to execute and deliver this Agreement and perform its obligations under this Agreement.

         (b) This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except for the Enforceability Exceptions. As of the Closing Date, each of the documents delivered by Purchaser at Closing pursuant to Section 8.2 hereof will have been duly and validly executed and delivered by Purchaser and will be enforceable against Purchaser in accordance with its terms, except to the extent of the Enforceability Exceptions. As of the Closing Date, each of the documents delivered by Purchaser at Closing pursuant to Section 8.2 hereof will have been duly and validly executed and delivered by Purchaser and will be enforceable against Purchaser in accordance with its terms, except to the extent of the Enforceability Exceptions.

         6.2 NO CONFLICTS.

         (a) The execution, delivery and performance of this Agreement by Purchaser, and the consummation of the transactions contemplated by this Agreement, do not and will not conflict with, contravene, result in a violation or breach of or default (with or without the giving of notice or the lapse of time or both), or result in the creation of any Lien upon any of the properties or assets of Purchaser, under:

                  (i) any provisions of any of the charter, by-laws or other organization document of Purchaser;

                  (ii) any statute, rule or regulation or judgment, order, decree, license, permit or other authorization of any court or other Governmental Authority applicable to Purchaser or any of its properties or assets; or

                  (iii) any contract, agreement, or other instrument to which Purchaser is a party or by which its properties or assets may be bound, except, in the case of clauses (ii) and (iii), for conflicts, violations, breaches and defaults that, individually and in the aggregate, would not impair the ability of Purchaser to perform its obligations under this Agreement.

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

         (b) No Consent of or filing with any Governmental Authority is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except Consents which, if not made or obtained, would not impair the ability of Purchaser to perform its obligations under this Agreement.

         6.3 FINANCIAL ABILITY TO PERFORM. Purchaser has, and will have at the Closing, available cash or existing borrowing facilities that together are sufficient to enable it to consummate the transactions contemplated by this Agreement.

         6.4 LITIGATION. There is no action, claim, suit or proceeding pending or, to Purchaser's knowledge, threatened, and there is no investigation pending or, to Purchaser's knowledge, threatened, in each case, by or before any Governmental Authority, that would reasonably be expected to materially impair the ability of Purchaser to perform its obligations under, or to consummate the transactions contemplated by, this Agreement.

         6.5 BROKERS. All negotiations relating to this Agreement and the transactions contemplated by this Agreement have been carried out without the intervention of any Person retained by Purchaser in such manner as to give rise to any valid claim against Seller or any of Seller' Affiliates for any brokerage or finder's commission, fee or similar compensation.

                                   ARTICLE VII
                                CERTAIN COVENANTS

         7.1 ACCESS AND INFORMATION. Following the Closing, Seller shall give to Purchaser and its representatives reasonable access during normal business hours to such of the offices, properties, books, contracts, commitments, reports and records relating to the Business, including without limitation the work papers and written reports of Seller's auditors and all other written communications from Seller's auditors to the extent related to the Business or the, and shall furnish them or provide them with access to all such documents, financial data, records and information with respect to the Business, as Purchaser shall from time to time reasonably request;

         7.2 PUBLIC ANNOUNCEMENTS. On and after the date of this Agreement, except as required by applicable law or stock listing requirements, each party shall not, and shall not permit any of their respective Affiliates or representatives to, make any public announcement in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party (which consent shall not be unnecessarily withheld or delayed); PROVIDED, HOWEVER, that if disclosure shall be required pursuant to applicable law or a stock listing agreement, the Parties shall seek to make such disclosure in a form mutually acceptable to them.

         7.3 FURTHER ACTIONS.

         (a) Seller shall use reasonable best efforts to obtain all Consents required in connection with the transactions contemplated by this Agreement. Purchaser shall cooperate with Seller in its efforts to obtain such Consents.

         (b) Each party shall pay its respective costs and expenses in connection with obtaining any Consents required by it to consummate the transactions contemplated by this Agreement.

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

         7.4 PAYMENTS RECEIVED. Seller agrees that, after the Closing Date, it shall hold and shall promptly transfer and deliver to Purchaser, from time to time as and when received by it and in the currency received by it, any cash, checks with appropriate endorsements (using its commercially reasonable efforts not to convert such checks into cash), or other property that it may receive after the Closing Date which properly belongs to Purchaser, including any payments of accounts receivable and insurance proceeds, and shall account to Purchaser for all such receipts. In the event of a dispute between the Parties regarding Seller's obligations hereunder, the Parties shall cooperate and act in good faith to promptly resolve such dispute and, in connection with such cooperation, allow each other reasonable access to the records of the other relating to such disputed item.

         7.5 ACQUISITION OF RIGHTS TO CONFIDENTIALITY. At the Closing, Seller shall hereby assign to Purchaser, to the extent assignable, all rights, if any, of Seller and its Affiliates under any confidentiality agreements, standstill agreements, non-solicitation agreements or like agreements ("CONFIDENTIALITY AGREEMENTS") between Seller or any Affiliate of Seller and Persons other than Purchaser that were entered into in connection with or relating to the possible purchase or sale of all or any portion of the Business or the Assets, including, without limitation, the right to enforce all terms of such confidentiality agreements. At the Closing, Seller shall deliver to Purchaser the original executed copies of all such confidentiality agreements. If the rights of Seller or its Affiliates under any confidentiality agreement are not assignable, Seller and its Affiliates shall cooperate in a commercially reasonable manner with Purchaser at Purchaser's expense in taking any action reasonably requested by Purchaser, including, without limitation, instituting litigation, to enforce for the benefit of Purchaser any and all rights of Seller and its Affiliates against a third party thereto.

         7.6 NON-SOLICITATION FOR EMPLOYMENT. For a period of two (2) years after the Closing Date, without the prior approval of Purchaser, Seller shall not, and shall cause its Affiliates not to, solicit for employment or hire any employee employed by the Business on the date hereof, or on the Closing Date or on the date of such proposed solicitation or hiring.

         7.7 COOPERATION IN LITIGATION. Purchaser and Seller shall reasonably cooperate with each other at the requesting party's expense in the prosecution or defense of any claim, litigation or other proceeding arising from their respective conduct of the Business acquired by Purchaser pursuant to this Agreement and involving one or more third parties. Unless the party requesting such cooperation is entitled to indemnification from the other party under the terms of Article VIII hereof, the requesting party shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including reasonable legal fees and disbursements) by the party providing such cooperation and by its officers, directors, employees and agents, but shall not be responsible for reimbursing such party or its officers, directors, employees and agents for their time spent in such cooperation.

         7.8 COVENANT NOT TO COMPETE. For a period of three (3) years from and after the Closing Date (the "COVENANT PERIOD"), Seller and its Affiliates (other than RCG) will not directly or indirectly anywhere in the world (i) engage in the business of manufacturing, performing final assembly, selling or distributing products that compete with products manufactured, assembled, sold and/or distributed by FutureSmart at the time of Closing, and/or during the ten
(10) years prior to Closing, or (ii) own or have a financial interest in (whether stock, shares, beneficial partnership or other similar financial interest) a Person that engages in the manufacture, performance of final assembly, sale or distribution of the foregoing products described in subsection
(i) above. Notwithstanding the foregoing, it is agreed by and between the Parties that nothing herein shall prevent or preclude LifeStyle from operating its business as historically conducted by LifeStyle apart from FutureSmart prior to the Closing.

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

         7.9 CONFIDENTIALITY.

         (a) For a period of five (5) years from the Closing Date, Seller and its Affiliates shall maintain the confidentiality of, and shall not use for the benefit of themselves or others, any confidential information concerning the Business or the Assets (the "CONFIDENTIAL INFORMATION"); PROVIDED, HOWEVER, that the immediately foregoing restriction shall not restrict (i) disclosure by Seller or any Affiliate thereof of any Confidential Information (x) insofar as it relates to the Excluded Assets or the Excluded Liabilities or (y) required by applicable Law or any court of competent jurisdiction, (ii) any disclosure on a confidential basis to Seller's attorneys, accountants, lenders and investment bankers, (iii) any disclosure of information (w) which is available publicly as of the date of this Agreement, (x) which, after the date of this Agreement, becomes available publicly through no fault of the disclosing party, (y) which is disclosed to Seller or any Affiliate thereof by another Person who acquired it from a third party without an obligation of confidentiality to Purchaser or Seller or (z) which is independently developed by an employee of Seller or any Affiliate thereof who had no access to such information, (iv) Seller's use of such Confidential Information to protect or enforce its rights or perform its obligations under this Agreement or in connection with tax or other regulatory filings, litigation, financial reporting or other reasonable business purposes, and (v) Seller's and Seller's Affiliates' use of such Confidential Information in the conduct of their own businesses if and to the extent not otherwise prohibited by Sections 7.6 and 7.8.

         (b) Any and all information disclosed by Purchaser to Seller or by Seller to Purchaser as a result of the negotiations leading to the execution of this Agreement, or in furtherance thereof, which information was not already known to Seller or to Purchaser, as the case may be, shall for a period of five
(5) years remain confidential to Seller and Purchaser and their respective employees and agents; PROVIDED, HOWEVER, that this paragraph (b) shall not restrict (i) disclosure of any such information required by applicable statute, rule or regulation or any court of competent jurisdiction, provided that the non-disclosing party is given notice and an adequate opportunity to contest such disclosure, (ii) any disclosure on a confidential basis to the Parties' attorneys, accountants, lenders and investment bankers, (iii) any disclosure of information (w) which is available publicly as of the date of this Agreement,
(x) which, after the date hereof, becomes available publicly through no fault of the disclosing party or any Person controlled directly or indirectly by the disclosing party, (y) which is disclosed to the disclosing party by another Person who acquired it from a third party without an obligation of confidentiality to Purchaser or Seller, as the case may be, or (z) which is independently developed by an employee of the disclosing party who had no access to such information, (iv) the use of such information to protect such party's rights under this Agreement or in connection with tax or other regulatory filings, financial reporting or other reasonable business purpose or such party's use of such information to protect its rights against any third party and (v) the use by Purchaser and its Affiliates of any such information in the operation of their businesses after the Closing Date.

         7.10 PURCHASE PRICE ALLOCATION. Seller and Purchaser have agreed to the allocation of the Purchase Price (plus those Assumed Liabilities that, on the Closing Date, constitute liabilities for federal income tax purposes) among the Assets, including the Covenant Not to Compete in Section 7.8, in accordance with
Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Such allocation is set forth at Schedule 7.10 to this Agreement. Within 30 days after the Closing Balance Sheet is finally determined pursuant to Section 1.3 hereof, Seller and Purchaser shall adjust the allocation on Schedule 7.10 to reflect any adjustment to the Final Purchase Price pursuant to Sections 1.2 and
1.3 and the Assets and Assumed Liabilities as finally determined and reflected on the Closing Balance Sheet. Each of the Parties agrees to report the transactions contemplated herein for Tax purposes in accordance with such allocation, including without limitation, for all purposes on any federal or state income or franchise Tax return filed by any party after the Closing Date.

         7.11 COOPERATION ON TAX MATTERS. Seller and Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Returns (including amended Returns), handling any Tax audits and making any claims for Tax refunds, in each case relating to the Business or the

Assets for all Pre-Closing Tax Periods and Straddle Periods, including maintaining and making available to each other all records necessary in connection with such Taxes and in resolving all disputes with respect to all such taxable periods, PROVIDED that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the Parties. Purchaser and Seller recognize that Seller and Purchaser and their respective Affiliates will need access, from time to time after the Closing Date, to certain accounting and tax records and information relating to the Business and the Assets to the extent such records and information pertain to events occurring prior to the Closing Date. Accordingly, Purchaser and Seller agree that (I) from and after the Closing Date, Purchaser and Seller shall and shall cause their respective Affiliates and successors to retain and maintain such records for the longer of (A) the seven-year period beginning on the Closing Date or (B) the full period of the applicable statute of limitations with respect to such Taxes, including any extension thereof, and to abide by all record retention agreements entered into with any Taxing Authority and to give the other party reasonable notice prior to transferring, discarding or destroying any such records and information, and, if the other party so requests, to allow the other party to take possession of such materials, and
(ii) allow Purchaser and Seller and their respective agents and representatives (and agents or representatives of any of their respective Affiliates), to inspect, review and make copies of such records as such party may deem necessary or appropriate from time to time.

         7.12 TRANSFER TAXES. Notwithstanding any other provision of this Agreement to the contrary, all sales, use, transfer, stamp, duties, gains, recording and similar taxes, if any, required to be paid in connection with the transactions contemplated by this Agreement shall be borne by Seller.

         7.13 EMPLOYEES.

         (a) Purchaser shall offer employment effective as of the Closing Date to each of the Employees listed on Schedule 7.13(a). The period of such employment shall begin on the Closing Date. Employees who accept Purchaser's offer of employment and who become employees of Purchaser shall be referred to herein collectively as the "TRANSFERRED EMPLOYEES." Seller shall be responsible for any obligation to provide employee benefits to a Transferred Employee prior to such Employee's date of hire by Purchaser.

         Seller agrees to use reasonable efforts to facilitate the transition of Employees listed on Schedule 7.13(a) to employment with Purchaser. Such reasonable efforts shall include affording Purchaser reasonable opportunities to review employment and personnel records of such Employees, to discuss with such Employees terms and conditions of employment with Purchaser as of the Closing Date and to distribute to such Employees forms and documents relating to employment with Purchaser.

         Except to the extent prohibited by law, Seller shall deliver to Purchaser originals or copies of all personnel files and records relating to Employees listed on Schedule 7.13(a), and Seller shall have reasonable continuing access to such files and records thereafter.

         It is expressly agreed and understood that nothing in this Agreement shall, or shall be construed to, limit the ability of Purchaser to terminate the employment of any Employee listed on Schedule 7.13(a) at any time or to amend or terminate any such Employee's benefit plan or arrangement.

         (b) Purchaser shall provide Transferred Employees with compensation and employee benefits in accordance with Purchaser's policies and in Purchaser's sole and absolute discretion.

         (c) Purchaser shall (i) recognize each Transferred Employee's length of service with FutureSmart up to the Closing Date for purposes of vesting and eligibility to participate, but not for purposes of benefit accrual or calculation of contributions, under any pension, savings or severance plan of Purchaser that may be extended to Transferred Employees after the Closing Date (except as may otherwise be required by law), (ii) recognize the co-payments and deductible expenses of each Transferred Employee and each Transferred Employee's eligible dependents incurred under Seller's Plans identified on Schedule 4.13(c)

(provided that a Transferred Employee or eligible dependent shall provide documentation of any such co-payment or deductible as may be reasonably required by Purchaser), and (iii) waive all pre-existing conditions and exclusions for each Transferred Employee and each Transferred Employee's eligible dependents.

         (d) Seller shall be responsible for any claims for medical or dental benefits incurred by a Transferred Employee or his or her covered dependents prior to the Transferred Employee's date of hire by Purchaser in accordance with the terms of Seller's medical and dental plans, and Purchaser shall be responsible for any medical or dental claims incurred by any Transferred Employee or his or her covered dependents after the Transferred Employee's date of hire by Purchaser in accordance with the terms of Purchaser's medical and dental plans. For purposes of this Section 7.13(d), a medical or dental claim shall be deemed to be incurred when the services giving rise to the claim are performed and not when the Transferred Employee is billed for such services or submits a claim for benefits.

         Purchaser shall be responsible in accordance with its applicable disability plans for all short-term and long-term disability income benefits payable to any Transferred Employee with respect to a disability incurred after such Transferred Employee's date of hire by Purchaser. Seller shall be responsible in accordance with its applicable disability plans for all other short-term and long-term disability benefits payable with respect to a disability incurred by any Transferred Employee or any current or former Employee.

         (e) Transferred Employees shall be eligible to effect a direct rollover (as described in Section 401(a)(31) of the Code) of all or a portion of any such Transferred Employee's balance under any defined contribution plan (as defined in Section 3(34) of ERISA) of Seller to the defined contribution plan maintained by Purchaser for Transferred Employees, provided, however, that any such direct rollover shall be subject to the terms and conditions of Purchaser's defined contribution plan applicable to rollover contributions.

         (f) Seller shall be responsible for providing any COBRA coverage required under Section 4980B of the Code or Sections 601 through 608 of ERISA with respect to any current or former Employee of Seller and any "qualified beneficiary" (as defined in Section 4980B of the Code) of any such current or former Employee who incurred a "qualifying event" (as defined in Section 4980B of the Code) on or before the Closing Date.

         (g) Seller agrees to pay and be responsible for all liability, cost or expense for severance, retirement or termination indemnity payments, salary continuation, special bonuses and like costs arising under Seller's severance pay plans, policies or arrangements, with respect to any of the current or former Employees, including, but not limited, to any such liability, cost or expense that arises out of or relates to the transactions described in or contemplated by this Agreement. For the avoidance of doubt, Seller shall be responsible for and pay any severance liability that may arise under any agreements between Seller and any Employee and any payments due as a direct or indirect result of (i) the entry of Seller into any such agreement, (ii) approval of any such agreement by the LifeStyle stockholders or any Affiliate of LifeStyle or (iii) the consummation of the transactions contemplated by this Agreement.

         (h) Seller agrees to pay and be responsible for all liability, cost, expense and sanctions resulting from any failure to comply with the WARN Act, or any similar state or local law, in connection with the consummation of the transactions described in or contemplated by this Agreement.

         (i) The Purchaser shall be responsible for the administration and the financial obligation of all Workers' Compensation claims with respect to Transferred Employees arising out of or relating to occurrences on or after the Closing Date and the Seller shall be responsible for the administration and the financial obligation of any Workers' Compensation claims arising out of or relating to occurrences before the Closing Date; provided, however, that the following specific principles will apply to the following specific claims:

                           (A) MODIFIED DUTY. In the event that the Purchaser
                  fails to continue to accommodate the modified or alternative work arrangements that are currently in place for each of the Transferred Employees (hereinafter, any such Transferred Employee is referred to as a "MODIFIED DUTY EMPLOYEE"), except if such failure to accommodate is the result of a termination of such Modified Duty Employee's employment for cause, then the Purchaser shall reimburse to the Seller for the remaining share of the applicable Workers' Compensation liability as determined by the applicable Workers' Compensation state law. If such modified or alternative work accommodation is discontinued by the Purchaser for a Transferred Employee as a result of a termination of employment for cause, then the Seller shall assume the remaining workers compensation liability. If such failure to accommodate occurs as a result of a Modified Duty Employee voluntarily leaving employment for any reason other than an unjustified failure by the Purchaser to accommodate, then the Seller shall bear all applicable Workers' Compensation liability with respect to such a Modified Duty Employee and the Purchaser shall not bear any of such liability with the Seller.

                           (B) AGGRAVATED INJURY/OCCUPATIONAL DISEASE. In the
                  event that a Transferred Employee notifies the Purchaser after the Closing Date of a workers' compensation injury that is the result of an aggravation of an injury that occurred prior to the Closing, the responsibility for the administration and financial obligation of this claim (i.e., the allocation between the Seller's Workers' compensation coverage and the Purchaser's workers' compensation coverage) will be determined by the applicable Workers' Compensation Law and is subject to the final interpretation of an appropriate court.

         (j) Except with respect to accrued vacation as set forth on the Closing Balance Sheet and on Schedule 7.13(j), and then only to the extent such accrued vacation is taken by any Transferred Employee on or before December 31, 2004, Seller shall retain all liabilities and obligations arising under or with respect to any compensation and benefit plans and arrangements sponsored, maintained or contributed to by Seller for current or former Employees and their dependents and beneficiaries, including, but not limited to, any retirement, pension, savings, deferred compensation, incentive, bonus, retention, severance, stock option, welfare or fringe benefit plan or arrangement, and Purchaser shall have no liability or obligation under or with respect to any such plan or arrangement.

         (k) To the extent requested by Purchaser and permissible under applicable law, Purchaser shall be a successor employer for purposes of the Federal Insurance Contributions Act, as codified at 26 U.S.C. ss.ss. 3101-3128, the Federal Unemployment Tax Act, as codified at 26 U.S.C. ss.ss. 3301-3311, and, to the extent elected by Purchaser, for purposes of any applicable state workers compensation, disability or unemployment compensation laws. Seller agrees to provide Purchaser with such wage, tax and other information with respect to Transferred Employees as Purchaser may reasonably require for such purposes.

          (l) Seller and Purchaser agree to furnish each other with such information concerning Employees and Plans and to take all such other action as is necessary and appropriate to effect the transactions contemplated by this
Section 7.13.

         7.14 ASSIGNMENT OF CONTRACTS, LEASES AND PERMITS. Seller shall have used reasonable best efforts to obtain prior to Closing the Consent of each applicable customer, supplier, lessor and Governmental Authority to the assignment to Purchaser of each of the Contracts, Leases and Permits set forth on Schedule 7.14. To the extent such Consents cannot be obtained prior to Closing after Seller has exercised its reasonable best efforts to do so, (i) with respect to each unassigned Contract, Seller shall enter into subcontracts or other arrangements with Purchaser as set forth in Section 2.3 above so as to provide Purchaser with the commercial value of such contract, (ii) with respect to each unassigned Lease, Seller shall provide Purchaser with a sublease or other license to use the real property to the extent necessary for Purchaser to operate and conduct the Business at such facility, which sublease or license shall contain terms and conditions agreeable to Purchaser and Seller. To the extent Seller cannot obtain by the Closing the Consent of any Governmental Authority to the assignment to Purchaser of any Permit included on Schedule 7.14 after using its reasonable best efforts to do so, Seller shall at the request of Purchaser continue to cooperate with Purchaser to provide the applicable Governmental Authority with all necessary information and documentation required to assign any such Permit after the Closing.

         7.15 CUSTOMER REFERRALS. Seller agrees that for a period of three (3) years from and after the Closing Date, Seller will refer solely to Purchaser any and all customer and potential customer leads and inquiries it may obtain or have access to relating to the sale or distribution of any products sold by the Business.

         7.16 DISSOLUTION OF FUTURESMART. Immediately subsequent to the Closing, the Seller shall change its name, and the name of any subsidiary of Seller, to a name not including "Future Smart" or any other Seller trademarks or trade names by filing all required forms with any and all applicable state agencies and regulatory bodies. Within ninety (90) days after payment to Seller of the Purchase Price, and subject to the adjustments and setoffs pursuant to this Agreement, LifeStyle and FutureSmart shall begin to wind-down FutureSmart's operations under applicable state law and shall cease all business operations of FutureSmart no later than September 30, 2004.

         7.17 INSOLVENCY PROCEEDINGS. If at any time before (a) Purchaser has paid the Final Purchase Price under this Agreement; or (b) Seller ceases all business operations pursuant to applicable state law, Seller becomes a debtor in a bankruptcy case or insolvency proceeding under Chapter 11 of Title 11 of the United States Code or otherwise, then, as a condition to Purchaser's obligations to pay any then unpaid Purchase Price, or otherwise to comply with its obligations under this Agreement, which condition may be waived only by Purchaser in its sole discretion, Seller shall obtain an order from the bankruptcy court approving this Agreement under Bankruptcy Rule 9019 and authorizing the assumption by Seller of this Agreement under Bankruptcy Code
Section 365, or in the event that Seller becomes the party of an insolvency case or proceeding under other law, shall obtain a similar order from the court overseeing the insolvency case approving this Agreement and confirming the binding effect thereof. Absent a waiver in whole or in part by Purchaser of this provision, until such an order is obtained, Purchaser shall be relieved of its obligations to pay any unpaid part of the Purchase Price or otherwise comply with its obligations under this Agreement.

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                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

         8.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The obligations of Seller and Purchaser under this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

         (a) NO INJUNCTION, ETC. Consummation of the transactions contemplated by this Agreement shall not have been restrained, enjoined or otherwise prohibited in any material respect by any applicable law, including any order, injunction, decree or judgment of any court or other Governmental Authority, and there shall not have been promulgated, entered, issued or determined by any court or other Governmental Authority to be applicable to this Agreement any applicable law making illegal the consummation of the transactions contemplated by this Agreement; and

         (b) GOVERNMENTAL CONSENTS. All Consents of Governmental Authorities shall have been made or obtained.

         8.2 CONDITIONS TO OBLIGATIONS OF SELLER. The obligation of Seller under this Agreement shall be subject to the fulfillment, on or prior to the Closing Date, of the following additional conditions:

         (a) CORPORATE PROCEEDINGS. All corporate proceedings of Purchaser in connection with the transactions contemplated by this Agreement, and all documents and instruments incident thereto, shall be reasonably satisfactory in form and substance to Seller and its counsel, and Seller and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

         (b) ASSIGNMENTS. Purchaser shall have delivered to Seller executed copies of the Assignment of Lease and the Assignment and Assumption Agreement (each as defined below in Sections 8.3(c) and (d), respectively).

         (c) OTHER DOCUMENTATION AND INSTRUMENTS OF TRANSFER. Purchaser shall have delivered to Seller all such other documents and instruments of assumption, in form reasonably acceptable to Seller, as shall be reasonably necessary for Purchaser to assume the Assumed Liabilities in accordance herewith.

         8.3 CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser under this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions, which Seller and LifeStyle agree to use commercially reasonable efforts to cause to be fulfilled:

         (a) DELIVERY OF ASSETS. Seller shall have delivered the Assets free and clear of all Liens, except for the Permitted Liens. Seller shall have provided Purchaser with fully executed releases and waivers from each of the secured creditors listed on Schedule 8.3(a) as to any and all claims (the "Secured Creditor Claims"), in the form of the Intercreditor Agreement, which shall be annexed hereto as Annex B.

         (b) CORPORATE PROCEEDINGS. All corporate and other proceedings of Seller and LifeStyle and/or any Affiliate thereof in connection with this Agreement and the transactions contemplated by this Agreement, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to Purchaser and its counsel, and Purchaser and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

         (c) LEASED REAL PROPERTY ASSIGNMENTS. Seller shall have delivered to Purchaser the executed Assignment of Lease with respect to each Transferred Lease (collectively, the "ASSIGNMENT OF LEASE"), which shall be annexed hereto as Annex C.

         (d) CONTRACT ASSIGNMENTS. Seller shall have delivered to Purchaser the executed Assignment and Assumption Agreement, between Seller and Purchaser, with respect to the Transferred Contracts and other Assets (collectively, the "ASSIGNMENT AND ASSUMPTION AGREEMENT"), which shall be annexed hereto as Annex D

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

         (e) BILLS OF SALE. Seller shall have delivered to Purchaser the executed Bill of Sale with respect to all of the Inventory, Personal Property, Permits and any other Assets not transferred or assigned by any other document or instrument described in this Section, which Bill of Sale shall be annexed hereto as Annex E.

         (f) LEGAL OPINION. Seller shall have delivered to Purchaser an executed legal opinion of Seller's counsel, which shall be annexed hereto as Annex F.

         (g) CONSENTS. Seller shall have obtained and delivered to Purchaser, in form reasonably acceptable to Purchaser, those additional Consents to the assignment of the contracts, leases and permits listed on Schedule 7.14 to Purchaser.

         (h) SHAREOWNER WAIVER. Purchaser shall have received a waiver and release from eResource Capital Group ("RCG"), as the majority shareowner of LifeStyle, indicating that it waives any and all rights RCG may have, now or in the future, to challenge the transaction(s) contemplated by this Agreement, which waiver shall be annexed hereto as Annex G.

         (i) OTHER DOCUMENTATION AND INSTRUMENTS OF TRANSFER. Seller shall have delivered to Purchaser all such other documents and instruments of assignment as shall be reasonably necessary to transfer to Purchaser the Assets in accordance herewith.

                                   ARTICLE IX
                                 INDEMNIFICATION

         9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS. The Parties agree that, regardless of any investigation made at any time by the Parties, the representations and warranties made by Seller and LifeStyle in this Agreement (and any related indemnity obligations) shall survive the Closing and shall terminate, and be of no further force and effect, and no claims with respect thereto may be made by Purchaser, after the date which is the one-year anniversary of the Closing Date; PROVIDED, HOWEVER, that, notwithstanding the foregoing, (i) claims for indemnification relating to Losses (as defined in Section 9.2 below) arising out of any breach of the representations and warranties set forth in Section 4.12 (Taxes), Section 4.13 (Employment and Benefits), and Section 4.14 (Environmental) shall survive to the end of the sixtieth day following the expiration of the applicable statute of limitations including any extensions or waivers thereof and (ii) claims for indemnification relating to Losses arising out of any defect in the title to any Assets shall survive indefinitely. Further, if any claim for indemnification hereunder, which has been previously asserted by either party to this Agreement pursuant to a notice of claim in accordance with Section 9.6 below, is still pending at the expiration of the applicable survival period, such claim shall continue to be subject to the indemnification provisions of this Agreement until resolved. For the avoidance of doubt, all covenants and agreements made hereunder shall survive until satisfied in full unless the Agreement explicitly provides for a specific termination date.

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

         9.2 INDEMNIFICATION BY SELLER. On and after the Closing, Seller shall defend and indemnify and hold harmless Purchaser and its directors, officers, employees and Affiliates from and against and in respect of any and all claims, Liabilities, obligations, losses, damages, costs, and out of pocket expenses (including, without limitation, legal, accounting and similar expenses reasonably incurred) (individually, a "LOSS" and, collectively, "LOSSES") which any of them may incur which are the direct and proximate result of any one or more of the following:

                  (a) any breach of any covenant or agreement on the part of Seller in this Agreement;

                  (b) any breach of any representation or warranty on the part of Seller in this Agreement;

                  (c) any claim that a product first designed, manufactured, sold or offered for sale by Seller, or a method first used by Seller before the Effective Time, infringes any patent, copyright, trademark or other intellectual property right, except where and to the extent that such claim is based upon (i) any modifications to a product or method made by Purchaser after the Effective Time, where such claim would not have been made but for such modification; or (ii) any third party patent, copyright or trademark first filed or registered, as the case may be, after the Effective Time; and

                  (d) any of the Retained Liabilities.

         9.3 INDEMNIFICATION BY LIFESTYLE. On and after the Closing, LifeStyle shall defend and indemnify and hold harmless Purchaser and its directors, officers, employees and Affiliates from and against and in respect of any and all claims, Liabilities, obligations, losses, damages, costs, and out of pocket expenses (including, without limitation, legal, accounting and similar expenses reasonably incurred) (individually, a "LOSS" and, collectively, "LOSSES") which any of them may incur which are the direct and proximate result of any one or more of the following:

                  (a) any breach of any covenant or agreement on the part of LifeStyle in this Agreement; and

                  (b) any breach of any representation or warranty on the part of LifeStyle in this Agreement.

         9.4 INDEMNIFICATION BY PURCHASER. On and after the Closing, Purchaser shall defend, indemnify and hold harmless Seller and its directors, officers, employees and Affiliates from and against and in respect of any and all Losses which any of them may incur which are the direct and proximate result of any one or more of the following:

                  (a) any breach of any covenant or agreement on the part of Purchaser in this Agreement;

                  (b) any breach of any representation or warranty on the part of Purchaser in this Agreement; and (c) any of the Assumed Liabilities.

         9.5 LIMITATIONS ON INDEMNITY. Except as provided in this Section 9.5, Seller shall not be required to indemnify and hold harmless Purchaser with respect to a claim pursuant to Section 9.2(b) unless and until the cumulative aggregate amount of all Losses which are otherwise recoverable by Purchaser under Section 9.2(b) exceeds $50,000.00 (the "BASKET"). If Purchaser brings an eligible claim or eligible claims for an amount in excess of the Basket, Seller shall be obligated to indemnify Purchaser for the full amount of all Losses under Section 9.2(b). Notwithstanding the foregoing, the Basket shall not be applicable with respect to any eligible claim brought by Purchaser under Section 9.2(b) with respect to any breach of Sections 4.3 (Title to Assets), 4.5 (Absence of Undisclosed Liabilities), 4.12 (Taxes) or 4.24 (No Material Omissions) of this Agreement. Except as provided in this Section 9.5, LifeStyle shall not be required to indemnify and hold harmless Purchaser with respect to a claim pursuant to Section 9.3(b) unless and until the cumulative aggregate amount of all Losses which are otherwise recoverable by Purchaser under Section 9.3(b) exceeds $50,000.00 (the "BASKET"). If Purchaser brings an eligible claim


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

or eligible claims for an amount in excess of the Basket, LifeStyle shall be obligated to indemnify Purchaser for the full amount of all Losses under Section 9.3(b). Notwithstanding the foregoing, the Basket shall not be applicable with respect to any eligible claim brought by Purchaser under Section 9.3(b) with respect to any breach of Section 5.3 (Absence of Undisclosed Liabilities) of this Agreement. In addition, and notwithstanding the foregoing, it is agreed by and between the Parties that (i) the aggregate amount of any and all Losses claimed by Purchaser pursuant to Section 9.2 and Section 9.3 hereunder shall not exceed the amount of the Final Purchase Price, and (ii) any and all indemnification claims made by Purchaser with respect to such aggregate Losses shall be notified to Seller and/or LifeStyle, as the case may be, pursuant to
Section 9.6(a) hereunder, on or before the one (1) year anniversary of the Closing Date.

         9.6 INDEMNIFICATION PROCEDURE.

         (a) Any party making a claim for indemnification hereunder (an "INDEMNITEE") shall notify the indemnifying party (an "INDEMNITOR") of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the liability, obligation or facts which may reasonably be expected to give rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof (a "NOTICE OF CLAIM"), provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent such failure shall have actually prejudiced the Indemnitor.

         (b) With respect to any third party action, lawsuit, proceeding, investigation or other claim which is the subject of a Notice of Claim (a "THIRD PARTY CLAIM"), an Indemnitor shall be entitled to assume and control (with counsel of its choice) the defense of such Third Party Claim at the Indemnitor's expense and at its option by sending written notice of its election to do so within fifteen (15) days after receiving the Notice of Claim from the Indemnitee as aforesaid; PROVIDED, HOWEVER, that:

                  The Indemnitee shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose (the fees and expenses of such separate counsel shall be borne by Indemnitee unless the Indemnitor and the Indemnitee have agreed to the retention of the same counsel or the named parties to the Third Party Claim include both the Indemnitor and the Indemnitee and representation of such parties by the same counsel would be inappropriate (due to actual or potential differing interests between them); and to assert against any third party (other than Indemnitor or any of its Subsidiaries or Affiliates) any and all crossclaims and counterclaims Indemnitee may have, subject to Indemnitor's consent, which consent shall not be unreasonably withheld;

                  If the Indemnitor elects to assume the defense of any such Third Party Claim, the Indemnitor shall be entitled to compromise or settle such Third Party Claim in its sole discretion so long as either
         (x) such compromise or settlement is purely monetary and provides an unconditional release of the Indemnitee with respect to such claim or
         (y) the Indemnitor shall obtain the prior written consent of the Indemnitee (which shall not be unreasonably withheld); and

                  If the Indemnitor shall not have assumed the defense of such Third Party Claim within the fifteen (15) day period set forth above, the Indemnitee may assume the defense of such Third Party Claim with counsel selected by it and may make any compromise or settlement thereof or otherwise protect against the same and be entitled to all amounts paid as a result of such Third Party Claim or any compromise or settlement thereof, provided that, in the case of any such compromise or settlement, (x) such compromise or settlement is purely monetary and provides an unconditional release of the Indemnitor with respect to such claim or (y) the Indemnitee shall obtain the prior written consent of the Indemnitor (which shall not be unreasonably withheld). The Indemnitee shall give the Indemnitor notice of the name of counsel selected by it prior to the time of assuming the defense and the Indemnitor shall have five (5) business days in which to object to such counsel. In the event of such objection, the Indemnitor shall have the obligation to defend on the terms specified in Section 9.6(b)(ii).

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

         (c) The Indemnitee shall at all times cooperate, at its own expense, in all reasonable ways with, make its relevant files and records available for inspection and copying by, and make its employees available or otherwise render reasonable assistance to, the Indemnitor. The Indemnitor shall provide, at the Indemnitee's request, copies of all documents relevant to any Third Party Claim for which an indemnification is provided hereunder.

         9.7 INJUNCTIVE REMEDY. If either or both of Seller and/or any Affiliate of Seller breaches any covenant in Section 7.8 (Covenant not to Compete) or 7.9 (Confidentiality), Seller acknowledges such violation or breach will cause irreparable injury to Purchaser, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, if any such breach occurs, Purchaser shall be entitled to specific performance, temporary and permanent injunctive relief or such other equitable remedies as may be available from any court of competent jurisdiction without the necessity of proving actual damage.

                                    ARTICLE X
                               GENERAL PROVISIONS

         10.1 MODIFICATION; WAIVER. This Agreement may be modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement may be waived in writing at any time on or prior to the Closing Date by the party entitled to their benefits.

         10.2 ENTIRE AGREEMENT. This Agreement, including the Schedules (which are hereby incorporated by reference and made a part of this Agreement), the Exhibits hereto, and the Confidentiality Agreement contain the entire agreement of the Parties with respect to the subject matter of this Agreement, and the Confidentiality Agreement, and supersedes all other prior agreements, understandings, statements, representations and warranties, oral or written, express or implied, between the Parties and their respective Affiliates, representatives and agents in respect of the subject matter of this Agreement; PROVIDED, HOWEVER, that the Confidentiality Agreement shall terminate and be of no further force or effect at the Closing.

         10.3 BULK SALES. Purchaser hereby waives compliance with any applicable bulk sales law; PROVIDED, HOWEVER, that Seller hereby agrees to indemnify Purchaser against, and to hold Purchaser harmless from, at all times after the Closing Date, any and all loss, damage or liability, and all expenses (including reasonable legal fees) incurred or arising out of the failure to comply with such bulk sales laws. Nothing in this Agreement shall be construed as an admission by any party as to the applicability of any bulk sales laws.

         10.4 EXPENSES. Except as expressly provided in this Agreement, each party hereto will be responsible for its own fees and expenses incident to the preparation and performance of this Agreement and the transactions contemplated hereby.

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

         10.5 FURTHER ASSURANCES. Each party will execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated by this Agreement.

         10.6 NOTICES. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed to have been duly given or made as follows: (A) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (B) if sent by reputable overnight air courier two business days after mailing; (C) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (D) if otherwise actually personally delivered, when delivered, and shall be delivered as follows:

if to Seller and/or LifeStyle:

                  LifeStyle Innovations, Inc.
                  3801 William D. Tate Avenue, Suite 100
                  Grapevine, TX  76051
                  Fax:  817-442-1882
                  Attn:  Paul Johnson

                  with a copy to:

                  G. David Gordon & Associates, P.C.
                  One Memorial Place
                  7633 East 63rd Place, Suite 210
                  Tulsa, Oklahoma 74133
                  Fax: 918-254-2988
                  Attn: G. David Gordon, Esq.

if to Purchaser:
                  Honeywell International Inc.
                  263 Old Country Road
                  Melville, NY  11747
                  Fax:  631-692-3025
                  Attn:  Phil Caputo

                  with a copy to:

                  Honeywell International Inc.
                  101 Columbia Road
                  Morristown, New Jersey  07962
                  Attn:  Vice President & Secretary

                  Fax: 973-455-4413

or to such other address or to such other Person as either party may have last designated by notice to the other party.

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

         10.7 ASSIGNMENT. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but will not be assignable, by operation of law or otherwise, by any party without the prior written consent of the other party and any purported assignment or other transfer will be void and unenforceable; PROVIDED, HOWEVER, that Purchaser may assign this Agreement in whole or in part or any of its rights hereunder without consent to one or more subsidiaries of Purchaser provided that Purchaser shall remain liable for the obligations of the assignee or assignees under this Agreement.

         10.8 NO THIRD-PARTY BENEFICIARIES. Except as otherwise provided in this Agreement, nothing in this Agreement will confer any rights upon any Person who is not a party or a successor or permitted assignee of a party to this Agreement.

         10.9 COUNTERPARTS. This Agreement may be executed in counterparts, both of which will constitute one and the same instrument.

         10.10 GOVERNING LAW. This Agreement will be construed, performed and enforced in accordance with the laws of the State of New York without giving effect to its principles or rules of conflict of laws thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

         10.11 ARBITRATION. In the event of any dispute between the Parties arising after the Closing Date in connection with this Agreement or the transactions contemplated hereby or the breach, termination, enforcement, interpretation or validity hereof, the Parties shall first use their reasonable efforts to resolve such dispute among themselves. If the Parties are unable to resolve the dispute within thirty (30) calendar days of the initiation of such procedure, the dispute shall be settled by arbitration as hereinafter provided which shall be the sole and exclusive procedure for the resolution of any such dispute. Within ten (10) calendar days after receipt of written notice from one party that it is submitting the matter to arbitration, each party shall designate in writing one arbitrator to resolve the dispute who shall, in turn, jointly select a third arbitrator within twenty (20) calendar days of their designation, with the third arbitrator to be selected in accordance with the procedure established by the American Arbitration Association. The arbitrators so designated shall each be a lawyer experienced in commercial and business affairs who is not an employee, consultant, officer or director of any party hereto or any Affiliate of any party to this Agreement and who has not received any compensation, directly or indirectly, from any party hereto or any Affiliate of any party to this Agreement during the two (2) year period preceding the Closing Date. The arbitration shall be governed by the rules of the American Arbitration Association; PROVIDED, HOWEVER, that the arbitrators shall have sole discretion with regard to the admissibility of evidence. The arbitrators shall use their best efforts to rule on each disputed issue within thirty (30) calendar days after the completion of the hearings. The determination of the arbitrators as to the resolution of any dispute shall be binding and conclusive upon all Parties hereto. All rulings of the arbitrators shall be in writing, with the reasons for the ruling given, and shall be delivered to the Parties hereto. Each party shall pay the fees of its respective designated arbitrator and its own costs and expenses of the arbitration. The fees of the third arbitrator shall be paid pro rata by each of the Parties. Any arbitration pursuant to this Section 10.11 shall be conducted in New York, New York. Any arbitration award may be entered in and enforced by any court having jurisdiction thereof and the Parties hereby consent and commit themselves to the jurisdiction of the courts of any competent jurisdiction for purposes of the enforcement of any arbitration award. Any party may seek from any court interim or provisional relief that is necessary to protect the rights or property of that party, pending the appointment of the arbitrator or pending the arbitrator's determination of the merits of the controversy. None of the Parties shall be required to use the foregoing procedures to enforce the provisions of Sections 7.7, 7.9 or 7.10 above.

         10.12 CONSENT TO JURISDICTION, ETC.

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

         (a) Subject to Section 10.11 above, each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement or for recognition or enforcement of any judgment relating to this Agreement, and each of the Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the Parties agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

         (b) Each of the Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement in any New York State or Federal court sitting in New York City. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

         (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.6. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

                                   ARTICLE XI
                         DEFINITIONS AND INTERPRETATION

         11.1     DEFINITIONS.

As used in this Agreement, the following terms have the following meanings:

ACCOUNTS RECEIVABLE:  as defined in Section 2.1(j).

AFFILIATE: of a Person means any other Person that directly or indirectly controls, is controlled by, or is under common control with, the first Person. The terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH" mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise. Notwithstanding the foregoing, it is understood that, for purposes of this definition, the creditors in the Intercreditor Agreement are not considered Affiliates of FutureSmart and/or LifeStyle.

AGREEMENT: this Agreement, including the Schedules and Annexes to this Agreement.

ASSETS: as defined in Section 2.1.

ASSIGNMENT OF LEASE:  as defined in Section 8.3(c).

ASSUMED LIABILITIES: as defined in Section 3.1.

BASKET: as defined in Section 9.5.

BUSINESS: as defined the preamble hereto.

CLOSING:  as defined in Section 1.2(a).

CLOSING BALANCE SHEET: as defined in Section 1.3(b).

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CLOSING DATE:  as defined in Section 1.2(a).

CLOSING DEFICIT: as defined in Section 1.3(d).

COBRA: as defined in Section 4.13(e)(iii).

CODE:  the Internal Revenue Code of 1986, as amended.

CONFIDENTIAL INFORMATION: as defined in Section 7.9(a).

CONSENT: any action, approval, consent or authorization.

CONTRACTS:  as defined in Section 4.10(a).

COVENANT PERIOD: as defined in Section 7.8.

EFFECTIVE TIME: as defined in Section 1.2(a).

EMPLOYEES: as defined in Section 4.13(a)(i).

EMPLOYMENT AND WITHHOLDING TAXES: any federal, state, provincial, local, foreign or other employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care or other similar tax, duty or other governmental charge or assessment or deficiencies thereof and all Taxes required to be withheld by or on behalf of Seller in connection with amounts paid or owing to any employee, independent contractor, creditor or other party, in each case, on or in respect of the business or assets thereof.

ENVIRONMENT: means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES: means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a) any environmental, health, or safety matters or conditions (including on-site or off- site contamination, occupational safety and health, and regulation of chemical substances or products);

(b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

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(d)      any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

         The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq., as amended ("CERCLA").

         ENVIRONMENTAL LAW:   means any Law that requires or relates to:

(a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;
(f) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(g) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

ERISA:  as defined in Section 4.13(c).

EXCLUDED ASSETS:  as defined in Section 2.2.

EXCLUDED CONTRACTS:  as defined in Section 2.2(g).

EXCLUDED EMPLOYMENT CONTRACTS:   as defined in Section 3.2(b).

FINAL NET BOOK VALUE:  as defined in Section 1.3(b).

FINAL PURCHASE PRICE:  as defined in Section 0.

FINANCIAL STATEMENTS:  as defined in Section 4.4(a).

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FIRM:  as defined in Section 1.3(b).

FUTURESMART:  as defined in the preamble hereto.

GAAP:  United States generally accepted accounting principles.

GOVERNMENTAL AUTHORITY: any foreign or national government, any state, local or other political subdivision thereof, and any entity, commission, board, bureau, agency, authority or instrumentality exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

HAZARDOUS MATERIAL: means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, material or waste that is characterized, classified, designated or regulated under any Environmental Law, petroleum, its derivatives, by-products, and other hydrocarbons, asbestos, and polychlorinated biphenyls.

INDEBTEDNESS: means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practice), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practice), (vi) all lease obligations of such Person capitalized on the books and records of such Person, (vii) all obligations of others secured by a Lien or property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof) (other than forward or spot foreign currency exchange contracts entered into in the ordinary course of business consistent with past practice), (ix) all letters of credit issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practice) and (x) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.

INDEMNITEE:  as defined in Section 9.6(a).

INDEMNITOR:  as defined in Section 9.6(a).

INITIAL PURCHASE PRICE:  as defined in Section 0.

INTELLECTUAL PROPERTY: the United States and foreign trademarks, service marks, trade names, domain names, trade dress, copyrights, and similar rights, including registrations and application to register or renew the registration of any of the foregoing, the United States and foreign letters patent and patent applications, and inventions conceived and/or reduced to practice, research, development, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, mask works, business methods, data and documentation, and all similar intellectual property rights, tangible embodiments of any of the foregoing (in any medium including electronic media), and licenses of any of the foregoing developed, used or held for use by any Seller in connection with or relating to the Business.

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INTERESTS:  as defined in Section 2.3(a).

INVENTORY:  as defined in Section 2.1(b).

IP LICENSE AGREEMENTS:  as defined in Section 4.11(c).

IRS:  the U.S. Internal Revenue Service.

LEASED REAL PROPERTY:  as defined in Section 4.9(a).

LEASES:  as defined in Section 4.9(a).

LIABILITIES: liabilities, claims, obligations, costs and expenses of any kind or nature whatsoever whether known or unknown, fixed or contingent, matured or unmatured.

LIEN: any mortgage, pledge, deed of trust, hypothecation, claim, security interest, title defect, encumbrance, burden, charge or other similar restriction, lease, sublease, claim, title retention agreement, option, easement, covenant, encroachment or other adverse claim.

LIFESTYLE:  as defined in the preamble hereto.

LOSSES:  as defined in Sections 9.2 and 9.3.

MATERIAL ADVERSE EFFECT: a material adverse effect on the Assets, operations, financial condition, results of operations, prospects or conduct of the business of the Business taken as a whole, but excluding effects attributable to (a) the announcement by Seller of its intention to sell the Business or to enter into this Agreement, (b) the transactions contemplated by this Agreement, or (c) changes in general economic or market conditions or prevailing interest rates, including, without limitation, changes affecting the industries in which the Business operates (provided that such changes do not adversely affect the Business or the Assets in a disproportionate manner).

NOTICE OF CLAIM:  as defined in Section 9.6(a).

OCCUPATIONAL SAFETY AND HEALTH LAW: means any Law designed to provide safe and healthful working conditions to reduce occupational safety and health hazards.

PERMITS: licenses, permits, waivers and other authorizations from all Governmental Authorities necessary to own the Assets or conduct the Business as currently conducted.

PERMITTED LIENS: (a) Liens for Taxes (i) not due and payable or (ii) which are being contested in good faith by appropriate proceedings and (b) Liens of warehousemen, mechanics and materialmen and other similar statutory Liens incurred in the ordinary course of business.

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PERSON: any natural person, firm, limited liability company, general partnership, limited partnership, joint venture, association, corporation, trust, Governmental Authority or other entity.

PERSONAL PROPERTY: all furnishings, furniture, computer equipment, office equipment and supplies, vehicles, tooling, patterns, dies, jigs, machinery and equipment and other tangible personal property (other than Inventory).

PLANS:  as defined in Section 4.13(c).

PRODUCTS:  as defined in Section 4.20.

PURCHASER:  as defined in the preamble hereto.

REFERENCE BALANCE SHEET:  as defined in Section 4.4(a).

RETAINED INTEREST:  as defined in Section 2.3(a).

RETAINED LIABILITIES:  as defined in Section 3.2.

RETURN: any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

SAN JOSE LEASE: means that Standard Sublease dated July 26, 2000, between EHI, Inc (Med-Cor Health Information Solutions, Inc.), as Sublessor, and FutureSmart, as Sublessee, with regard to approximately 5,524 square feet of space located at 6155 Almaden Expressway, San Jose, CA 95120, and specifically including the further Sublease Agreement, dated February 1, 2003, by which FutureSmart subleased this property to HomeWeb Inc., dba California Properties, GMAC Real Estate.

SECURED CREDITOR CLAIMS:  defined in Section 8.3(a).

SELLER:  as set forth in the preamble hereto.

TAX: any federal, state, provincial, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, real property, personal property, ad valorem, occupancy, license, occupation, business and occupation, employment, payroll, social security, disability, unemployment, workers' compensation, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof (together with all interest and penalties thereon and additions thereto).

TAXING AUTHORITY: any federal, state, provincial, local, foreign or other Governmental Authority responsible for any Tax.

THIRD PARTY CLAIM: as defined in Section 9.6(b).

TRANSFERRED CONTRACTS: as defined in Section 2.1(e).

TRANSFERRED EMPLOYEES:  as defined in Section 7.13(a).

TRANSFERRED LEASES:  as defined in Section 2.1(l).

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         11.2 INTERPRETATION.

In this Agreement, the following rules of interpretation apply:

         (a) references to Sections, Schedules, Annexes and Parties are references to sections or sub-sections of, schedules, annexes and parties to this Agreement;

         (b) references to any law, regulation or statutory provision include references to such law or regulation or provision as modified, codified or re-enacted;

         (c) references to the knowledge of Seller mean the actual knowledge of the directors and officers of Seller, obtained after due inquiry;

         (d) references to the knowledge of LifeStyle mean the actual knowledge of the directors and officers of LifeStyle, obtained after due inquiry;

         (e) words importing the singular include the plural and vice versa; (f) words importing one gender include the other genders;

         (g) references to the word "including" do not imply any limitation; and

         (h) references to months are to calendar months.

         11.3 SCHEDULES.

Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement, and the disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Seller or Purchaser, as the case may be, in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality.


                [INTENTIONALLY LEFT BLANK - SIGNATURES TO FOLLOW]


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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.



LIFESTYLE INNOVATIONS, INC.




----------------------------------
By:
Name:
Title:


FUTURESMART SYSTEMS, INC.




----------------------------------
By:
Name:
Title:


HONEYWELL INTERNATIONAL INC.




----------------------------------
By:
Name:
Title:




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


                            ASSET PURCHASE AGREEMENT



                                     between

                          LifeStyle Innovations, Inc.,

                           FutureSmart Networks, Inc.

                                       and

                          Honeywell International Inc.


                          dated as of October 17, 2003





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

                                LIST OF SCHEDULES
                                -----------------


SCHEDULE  2.1(l) - TRANSFERRED LEASES

SCHEDULE  4.2 - CONFLICTS, CONSENTS AND APPROVALS, ETC.

SCHEDULE  4.3 -  LIENS

SCHEDULE  4.4 - FINANCIAL STATEMENTS

SCHEDULE 4.5 - ABSENCE OF UNDISCLOSED LIABILITIES

SCHEDULE  4.6 - ABSENCE OF CHANGES

SCHEDULE  4.7(a) - GOVERNMENTAL AUTHORIZATIONS; COMPLIANCE WITH LAW, ETC.

SCHEDULE  4.7(b) - PERMITS

SCHEDULE  4.7(c)  - PROCEEDINGS AFFECTING PERMITS

SCHEDULE  4.7(d) - ASSIGNMENT OF PERMITS

SCHEDULE 4.8 - LITIGATION

SCHEDULE  4.9(a) - LEASED REAL PROPERTY AND LEASES

SCHEDULE  4.9(d) - LEASE EXCEPTIONS

SCHEDULE  4.10(a) - CONTRACTS

SCHEDULE 4.10(e) - CONTRACTS - POTENTIAL LOSS OR IMPAIRMENT OF ANY RIGHTS OF THE BUSINESS

SCHEDULE 4.11 - INTELLECTUAL PROPERTY

SCHEDULE 4.12 - TAXES

SCHEDULE 4.13(a) - EMPLOYEES

SCHEDULE  4.13(b) - LABOR DISPUTES

SCHEDULE  4.13(c) - EMPLOYMEE BENEFIT PLANS

SCHEDULE  4.13(e) - CHANGES TO EMPLOYEE BENEFIT PLANS.

SCHEDULE 4.14 - ENVIRONMENTAL MATTERS

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SCHEDULE 4.15 - SUPPLIERS AND CUSTOMERS

SCHEDULE 4.16 - PERSONAL PROPERTY AND INVENTORY

SCHEDULE 4.17 - INTERCOMPANY SERVICES

SCHEDULE 4.18 - ACCOUNTS RECEIVABLE; ACCOUNTS PAYABLE

SCHEDULE 4.20 - WARRANTY AND RELATED MATTERS

SCHEDULE 4.21 - INSURANCE

SCHEDULE 4.22 - EQUITY AND DEBT INTERESTS

SCHEDULE 4.23 - BROKERS

SCHEDULE 5.2 - NO CONFLICTS, CONSENTS AND APPROVALS, LIFESTYLE

SCHEDULE  5.3 - ABSENSE OF UNDISCLOSED LIABILITIES, LIFESTYLE

SCHEDULE 7.10 - PURCHASE PRICE ALLOCATION

SCHEDULE 7.13(a) - TRANSFERRED EMPLOYEES

SCHEDULE 7.13(j) - ACCRUED VACATION

SCHEDULE 7.14 - ASSIGNMENT OF CONTRACTS, LEASE AND PERMITS

SCHEDULE 8.3(a) - SECURED CREDITORS TO PROVIDE RELEASES


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                                 LIST OF ANNEXES


ANNEX A - ESCROW AGREEMENT

ANNEX B - INTERCREDITOR AGREEMENT

ANNEX C - LEASE ASSIGNMENT

ANNEX D - ASSIGNMENT AND ASSUMPTION AGREEMENT

ANNEX E - BILL OF SALE

ANNEX F - SELLER'S LEGAL OPINION

ANNEX G - RCG WAIVER




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